UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )
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Filed by a Party other than the Registrant ☐
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Material

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Soliciting Material under §240.14a-12

TENNANT COMPANY

(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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No fee required

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Fee paid previously with preliminary materials

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Tennant Company
10400 Clean Street
Eden Prairie, Minnesota 55344
March 18, 2026
Dear Shareholder,
Tennant Company’s 2026 Annual Meeting of Shareholders will be held on Wednesday, April 29, 2026, at 10:30 a.m. Central Time. The Annual Meeting will be a completely virtual meeting of shareholders. You may attend the meeting and vote your shares electronically during the meeting via the Internet by visiting www.virtualshareholdermeeting.com/TNC2026.
The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting. We have chosen to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the Internet reduces the environmental impact of our meeting without limiting our shareholders’ access to important information about Tennant.
Whether or not you plan on joining the meeting, it is important that your shares be represented and voted at the meeting. We encourage you to read the Proxy Statement and vote your shares, as instructed in the Notice of Internet Availability of Proxy Materials, as soon as possible. You may also follow the instructions in the Notice of Internet Availability of Proxy Materials to vote by telephone or request a paper proxy card, which will include a reply envelope, to submit your vote by mail.
We appreciate your continued confidence in Tennant and look forward to you joining the virtual meeting.
Sincerely,
Kristin A. Erickson
Senior Vice President, Chief Human Resources Officer, General Counsel and Corporate Secretary

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Time and Date:	Wednesday, April 29, 2026, at 10:30 a.m. Central Time
How to Attend:	The meeting will be completely virtual. You may attend the online meeting and vote your shares electronically during the meeting via the Internet by visiting www.virtualshareholdermeeting.com/TNC2026. To enter the Annual Meeting, you will need the 16-digit control number that is printed in the box marked by the arrow in your Notice of Internet Availability of Proxy Materials. We recommend that you log in at least 15 minutes before the meeting to ensure that you are logged in when the meeting starts.
Items of Business:
(1)
Elect three Class I directors to three-year terms;

(2)
Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2026; and

(3)
Advisory approval of executive compensation.

Who May Vote:	You may vote if you were a shareholder of record as of the close of business on March 5, 2026.
Proxy Voting:	It is important that your shares are voted whether or not you join the virtual meeting. You are encouraged to vote your shares via the Internet, as instructed in the Notice of Internet Availability of Proxy Materials, as soon as possible. You may also follow the instructions in the Notice of Internet Availability of Proxy Materials to vote by telephone or request a paper proxy card, which will include a reply envelope, to submit your vote by mail. Your prompt response will help reduce solicitation costs incurred by us.
Kristin A. Erickson, Senior Vice President, Chief Human Resources Officer, General Counsel and Corporate Secretary March 18, 2026

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2026:
The Notice of Annual Meeting of Shareholders, 2026 Proxy Statement, and 2025 Annual Report
are available at www.proxyvote.com.

TENNANT COMPANY PROXY STATEMENT
Why did I receive a Notice of Internet Availability of Proxy Materials?
Tennant Company (“we,” “us,” “our,” or the “company”), on behalf of its Board of Directors, is providing this Proxy Statement in order to obtain your vote in connection with its 2026 Annual Meeting of Shareholders (“Annual Meeting”).
The completely virtual Annual Meeting will be held on Wednesday, April 29, 2026, at 10:30 a.m. Central Time at www.virtualshareholdermeeting.com/TNC2026.
The Notice of Internet Availability of Proxy Materials is being first mailed to shareholders on or about March 18, 2026.
How do I access the proxy materials?
Under rules of the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our shareholders via the Internet, rather than mailing printed copies.
If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials and vote via the Internet.
If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.
What is a proxy?
The proxy serves as a ballot for elections to our Board, and it provides information about other items to be discussed and voted on at the Annual Meeting. It allows an authorized agent to act on your behalf in the event you do not attend the Annual Meeting.
Who is entitled to vote?
You may vote if you owned shares of our common stock as of the close of business on March 5, 2026. As of March 5, 2026, there were 18,007,425 shares of common stock outstanding, each entitled to one vote.
How do I vote?
You may vote in one of four ways:
1.
By Internet

You may access the website at www.proxyvote.com to cast your vote 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on April 28, 2026. Please have your Notice of Internet Availability of Proxy Materials or, if you have requested one, your proxy card, in hand and the last four digits of your social security number available to verify your identity. Follow the instructions provided to obtain your records and create an electronic ballot.
2.
By Phone

Request a proxy card from us by following the instructions in your Notice of Internet Availability of Proxy Materials. You may then call 1-800-690-6903 by using any touch-tone phone, 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on April 28, 2026. Have your proxy card in hand when calling. You will need to provide the last four digits of your social security number to verify your identity. Follow the voice prompts to cast your vote.
3.
By Mail

Request a proxy card from us by following the instructions in your Notice of Internet Availability of Proxy Materials. Mark, sign and date your proxy card and return it in the postage-paid envelope that will be provided, or return it to Tennant Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
4.
Online During the Annual Meeting

All shareholders may vote online during the Annual Meeting through the link www.virtualshareholdermeeting.com/TNC2026. The 16-digit control number provided in your Notice of Internet Availability of Proxy Materials or proxy card is necessary to access this site. See below for instructions on voting if your shares are held through a third party.
What happens if my shares are held in an account at a brokerage firm, bank, broker-dealer or similar organization?
If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting online during the Annual Meeting.
As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. You should follow the instructions received from that organization to vote your shares. Shares held beneficially in street name may be voted online during the Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.
What happens if my shares are held in the Tennant Company Retirement Savings Plan?
If your shares are held in the Tennant Company Retirement Savings Plan (“Savings Plan”), your vote will be communicated to the Trustee who will vote all shares held in the Savings Plan in proportion to votes cast by all participants who submit voting instructions. Your proxy includes any shares you hold in the Savings Plan. To be effective, your voting instructions must be received by the Trustee by April 24, 2026. Shares held in the Savings Plan may not be voted online during the Annual Meeting.
Can the Trustee vote my shares on my behalf without receiving voting instructions from me?
The Trustee will vote all shares held in the Savings Plan in proportion to votes cast by all participants who submit voting instructions timely. You should vote your shares by following the instructions described above and set forth on your proxy card.
Why should I vote?
Your vote ensures that your ownership interests are represented even if you are unable to join the Annual Meeting online. A promptly voted proxy will save us additional solicitation expense.
May I revoke my proxy or change my vote?
Proxies may be revoked at any time before being voted online during the Annual Meeting. The proxy may be revoked or changed only by use of the following methods:
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Sending a signed, written notice of revocation, dated later than the proxy, to the attention of our Corporate Secretary at the address listed on page 4 of this Proxy Statement;

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Sending a signed proxy, dated later than the prior proxy, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717;

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Voting again by telephone or on the Internet prior to the Annual Meeting; or

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Joining the online Annual Meeting and voting online during the meeting.

For shares held in an account at a brokerage firm, bank, broker-dealer or other similar organization, or in the Savings Plan, see restrictions described above.
How many votes are needed to hold the Annual Meeting?
The meeting can take place when holders of a majority of the outstanding shares of common stock, either online or by proxy, are present at the meeting. This is known as a quorum. Abstentions and broker non-votes will be counted as present when determining whether a quorum exists.
What is a broker non-vote?
Broker non-votes are shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion.
How many votes are needed to approve each of the proposals and how are votes counted?
The table below summarizes the vote required to approve each proposal and how votes are counted:
	Vote Required	Voting Options	Board Recommendation(1)	Broker Discretionary Voting Allowed(2)	Impact of Abstention
Item 1: Elect three Class I directors to three-year terms	Majority of votes cast (the votes cast FOR the nominee exceed the votes cast AGAINST the nominee)(3)	FOR AGAINST ABSTAIN	FOR	No	None
Item 2: Ratify the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2026	Majority of shares present or represented by proxy at the meeting and entitled to vote(4)	FOR AGAINST ABSTAIN	FOR	Yes	AGAINST
Item 3: Advisory approval of executive compensation	We will consider shareholders to have approved the advisory vote on our executive compensation if the votes cast FOR exceed the votes cast AGAINST	FOR AGAINST ABSTAIN	FOR	No	None

(1)
If you submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations set forth in the table.

(2)
If broker discretionary voting is not allowed, your broker will not be able to vote your shares on these matters. A broker non-vote will have no effect on the matter except in the case of Item 2 where a broker non-vote will have the same effect as a vote AGAINST if a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the annual meeting is required in order to approve the item as described in footnote (4) below.

(3)
To address a provision in Minnesota law that allows a director who has not been re-elected to remain in office until a successor is elected and qualified, we have a policy requiring any director who does not receive a greater number of votes FOR than AGAINST his or her election in an uncontested election to tender his or her resignation from the Board. Under this policy, the Board, upon recommendation of our Governance Committee, will determine whether to accept or reject the offer to resign and disclose its decision and rationale within 90 days after the date of the election. The text of this policy appears in our Corporate Governance Principles, which is available on our website.
(4)
If greater, the vote required is a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting.

Who will pay the cost of this proxy solicitation?
We will bear the cost of solicitation. Proxies may be solicited on our behalf by directors, officers, employees or others, in person or by telephone, electronic transmission and facsimile transmission. No additional compensation will be paid to such persons for such solicitation. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.
Why is the Annual Meeting virtual and can I submit questions?
Hosting a virtual Annual Meeting provides expanded access, improved communication and cost savings for our shareholders and us and enables shareholder participation from any location around the world. Shareholders may submit questions during the Annual Meeting at www.virtualshareholdermeeting.com/TNC2026, and management will respond to questions in the same way as it would if the company held an in-person meeting. If you have questions, you may type them in the dialog box provided at any point during the Annual Meeting until the floor is closed to questions.
What address should I use for correspondence with the company?
The address for our principal executive office is 10400 Clean Street, Eden Prairie, Minnesota 55344.

BOARD OF DIRECTORS
Information, Qualifications, Experience and Tenure
The Board currently consists of eleven directors. Directors with terms expiring at the Annual Meeting are Class I directors Carol S. Eicher, Maria C. Green and Donal L. Mulligan, each of whom is standing for re-election by shareholders at the Annual Meeting.
Two new directors were appointed to the Board on February 12, 2026. Patrick E. Allen was appointed to serve as a Class II director with a term expiring at the 2027 annual meeting of shareholders, and James T. Glerum, Jr. was appointed to serve as a Class III director with a term expiring at the 2028 annual meeting of shareholders. Mr. Glerum was identified as a potential Board candidate by a search firm retained by the Governance Committee to identify potential independent director candidates. Mr. Allen was appointed to the Board pursuant to a cooperation agreement we entered into with Vision One Fund, LP and certain of its affiliates on February 12, 2026. The cooperation agreement governs certain matters, such as the size of the Board of Directors and the composition of the Board’s committees.
Director Nominees for Terms Expiring in 2029 (Class I Directors):
CAROL S. EICHER Age: 67 Independent Director Director since: 2008 Committees: • Compensation • Executive • Governance
Background
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Non-executive board chairman of Innocor, Inc. (a Bain Capital portfolio company), a designer and manufacturer of advanced foam products, from August 2017 to April 2018.

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Chief Executive Officer of Innocor, Inc. from May 2014 to July 2017.

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Business President for Coating Materials and Building and Construction for The Dow Chemical Company from September 2012 to July 2013; Business Group Vice President for Building and Construction for Dow Chemical from August 2010 to August 2012; and Business Director, Performance Monomers, for Dow Chemical from April 2009 to July 2010.

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Vice President/Global Business Director, Primary Materials and Process Chemicals, Rohm and Haas Company, a developer of solutions for the specialty materials industry acquired by Dow Chemical in 2009, from 2003 to July 2010; General Manager, Americas & Europe, Electronics, Organic Specialties, for Rohm and Haas from 2001 to 2003; and Business Director, Organic Specialties for Rohm and Haas from 2000 to 2001.

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Held various senior management positions with Ashland Chemical Company, a division of Ashland, Inc., from 1992 to 2000.

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Held various management positions with E.I. DuPont de Nemours and Company, Inc. from 1979 to 1992.

Qualifications
Ms. Eicher brings a wealth of global manufacturing, operations and merger and acquisition experience from her senior leadership positions listed above. In these positions, she has led expansion efforts in developing countries and can provide insights as to the issues we may face as we expand our presence in developing countries. Ms. Eicher is also very knowledgeable in public company corporate governance and related matters, having served as our governance chair from April 2015 to April 2023, and serving in a similar role on other boards.
Other U.S. Public Company Board Memberships (Current and Past Five Years)
•
Arq, Inc. (2019 to present)

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Pinnacle West Capital Corporation (2024 to present)

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Arconic Corporation (2020 to 2023)

MARIA C. GREEN Age: 73 Independent Director Director since: 2019 Committees: • Audit • Executive • Governance, Chair
Background
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Former Senior Vice President and General Counsel of Ingersoll Rand plc, a world leader in creating comfortable, sustainable and efficient environments, from October 2015 to June 2019.

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Senior Vice President, General Counsel and Secretary of Illinois Tool Works Inc., a global manufacturer of value-added consumables and specialty equipment, from 2012 to October 2015; Vice President, General Counsel and Secretary from 2011 to 2012; Deputy General Counsel and Assistant Secretary from 2008 to 2011; and Associate General Counsel and Assistant Secretary from 1997 to 2008.

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Vice President Real Estate Development of Chicago Transit Authority from 1996 to September 1997.

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General Counsel and Director of Commercial Development of National Railroad Passenger Corporation (Amtrak) from 1994 to 1996.

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Associate General Counsel Corporate Affairs of Amtrak from 1989 to 1994.

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Senior Associate, Hazel, Thomas Fiske, Beckhorn & Hanes, P.C. from 1987 to 1989.

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Associate, Akin, Gump, Strauss, Hauer & Feld from 1986 to 1987.

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Attorney, Continental Illinois National Bank & Trust Co. from 1981 to 1985.

Qualifications
Ms. Green was selected by the Board because of her extensive experience in public company corporate governance, global legal and compliance and international matters. Ms. Green also brings extensive public company experience in the areas of acquisitions, enterprise risk management, environmental health, safety and sustainability and shareholder engagement. This is particularly valuable as we focus on inorganic growth strategies and successful global business integrations, achievement of acquisition-related synergies and maximizing shareholder value. Ms. Green’s experience is also very important as we appropriately scope risk mitigation and ESG (sustainability) initiatives for the Company.
Other U.S. Public Company Board Memberships (Current and Past Five Years)
•
Littelfuse, Inc. (2020 to present)

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WEC Energy Group (2019 to present)

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Fathom Digital Manufacturing Corporation (2021 to its acquisition by Core Industrial Partners in 2024)

DONAL L. MULLIGAN Age: 65 Independent Director Director since: 2009 Chair of the Board since: 2023 Committees: • Audit • Executive, Chair • Governance
Background
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Former Executive Vice President and Chief Financial Officer for General Mills, Inc., one of the world’s largest food companies, from 2007 to February 2020, and Senior Advisor to Chief Executive Officer, General Mills from February 2020 to June 2020.

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Held various executive positions with General Mills from 2001 to 2007, including Vice President Financial Operations for the International division; Vice President Financial Operations for Operations and Technology; and Vice President and Treasurer.

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Served as Chief Financial Officer, International, for The Pillsbury Company from 1999 to 2001.

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Held various international positions with PepsiCo Inc. and YUM! Brands, Inc. from 1987 to 1998, including Regional CFO, Americas; Finance Director, Asia; and Finance Director, Canada.

Qualifications
Mr. Mulligan was selected by the Board not only because of his financial expertise and his various senior financial and operations leadership positions at large multinational public companies, but also because of his knowledge in developing, marketing, selling, and branding innovative products, which is particularly relevant to our business. Mr. Mulligan also has extensive experience in acquisitions and integrations, enterprise risk management, and financial controls and compliance.
Other U.S. Public Company Board Memberships (Current and Past Five Years)
•
Herbalife, Ltd. (2021 to present)

•
Energizer Holdings, Inc. (2021 to present)

Directors Whose Terms Expire in 2027 (Class II Directors):
PATRICK E. ALLEN Age: 61 Independent Director Director since: 2026 Committees: • Audit • Executive
Background
•
Chief Financial Officer, Collins Aerospace, a division of Raytheon Technologies Corporation, an aerospace and defense company, from 2018 to 2020.

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Senior Vice President and Chief Financial Officer, Rockwell Collins, Inc., a provider of integrated systems for commercial and military customers, from 2005 to 2018; held various finance leadership positions at Rockwell Collins and its subsidiaries beginning in 2001.

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Prior to joining Rockwell Collins, served in various roles including Vice President & Treasurer, Vice President of Financial Planning, and Assistant Controller at Rockwell International.

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Prior to joining Rockwell International, worked at Deloitte & Touche as an auditor and has passed the certified public accountant examination.

Qualifications
Mr. Allen is an accomplished finance executive with deep experience leading complex global industrial organizations. Mr. Allen has over 30 years of financial experience, with extensive expertise in capital markets, accounting and SEC financial reporting, and mergers and acquisitions.
Other U.S. Public Company Board Memberships (Current and Past Five Years)
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Alliant Energy Corporation (2011 to present)

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Triumph Group (2023 to 2025)

AZITA ARVANI Age: 63 Independent Director Director since: 2012 Committees: • Compensation • Executive • Governance
Background
•
CEO of Rakuten Symphony, North America from May 2022 to September 2023, and preceding that role, General Manager of Rakuten Mobile, Inc., Americas, (a part of Rakuten Group), a global mobile communications company, from February 2020 to April 2022.

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Head of Innovation Partner & Venture Management for Nokia, a global communication, information technology and consumer electronics company, from March 2017 to March 2019; and Head of Global Innovation Scouting from January 2016 to February 2017.

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Head of Innovation Partnering & Ecosystem Ventures for Nokia Networks from July 2015 to December 2015; and Head of Innovation Partnering from September 2014 to December 2015.

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Head of Partnering and Alliances for Nokia Solutions and Networks from September 2012 to August 2014; and Head of Innovation Strategy for Nokia Siemens from September 2011 to August 2012.

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Principal and Founder of Arvani Group Inc., a boutique business consulting firm specializing in the mobile and wireless industry, from 2002 to 2011.

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Vice President, Business Development and Strategy, for ActiveSky, a provider of an online mobile multimedia application development and distribution platform, from 2000 to 2001.

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Held various senior technical and business positions from 1996 to 2000, including Director, Corporate Business Strategy for Xerox Corporation, a business process and document management company.

Qualifications
Ms. Arvani, through her work with Rakuten and Nokia and other prior responsibilities, brings extensive experience in disruptive technologies, commercializing innovations, partnerships and ecosystems. As an executive leader and a consultant, she has helped a diverse set of companies develop and commercialize game-changing technologies. Her experience in new technologies and innovations is particularly valuable as we evolve our telemetry, robotics and sustainable cleaning technologies. Ms. Arvani also has extensive international experience and a vast understanding of the unique issues involved in introducing disruptive technologies globally, such as data ownership practices and intellectual property rights.
Other U.S. Public Company Board Memberships (Current and Past Five Years)
•
Vuzix Corporation (2021 to 2024)

TIMOTHY R. MORSE Age: 57 Independent Director Director since: 2021 Committees: • Audit, Chair • Compensation • Executive
Background
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Board member and advisor to early- to mid-stage start-up companies since 2018.

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Chief Executive Officer, Ten-X, an online real estate marketplace company, from 2015 to 2018.

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Chief Financial Officer, Ten-X from 2014 to 2015.

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Held various positions with Yahoo! Inc., including Chief Financial Officer from 2009 to 2012 and Interim Chief Executive Officer, from September 2011 to January 2012.

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Held various roles, including Chief Financial Officer, at General Electric Plastics division and Altera Corporation from 1991 to 2009.

Qualifications
Mr. Morse was selected by the Board for his financial expertise, including his global finance experience, as well as his broader executive leadership and management experience, including with innovative companies. Mr. Morse’s experience with business processes, finance, accounting and internal controls is particularly valuable to his service on the Audit Committee. Mr. Morse also brings business development and mergers and acquisition experience, as well as executive compensation and succession planning experience.
Other U.S. Public Company Board Memberships (Current and Past Five Years)
•
Home Point Capital (2021 to its merger with Mr. Cooper Group Inc. in 2023)

MARK W. SHEAHAN Age: 62 Independent Director Director since: 2024 Committees: • Audit • Executive
Background
•
President and Chief Executive Officer of Graco Inc., a manufacturer of systems and equipment to move, measure, control, dispense and spray fluid and powder materials, since June 2021; Chief Financial Officer from June 2018 to June 2021; Vice President and General Manager, Applied Fluid Technologies Division, from February 2008 to June 2021; Chief Administrative Officer from September 2005 to February 2008; Vice President and Treasurer from December 1998 to September 2005.

Qualifications
Mr. Sheahan has accrued a wide range of expertise through senior leadership in the manufacturing industry. His long career on the executive team at Graco Inc. has given him extensive experience in strategic growth initiatives, technology-driven product development, and financial strategy. Mr. Sheahan has a history of building customer-centric processes, driving operations excellence and launching innovative solutions.
Other U.S. Public Company Board Memberships (Current and Past Five Years)
•
Graco Inc. (2021 to present)

Directors Whose Terms Expire in 2028 (Class III Directors):
JAMES T. GLERUM, JR. Age: 65 Independent Director Director since: 2026 Committees: • Audit • Executive
Background
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Vice Chairman, Investment Banking, Citigroup, 2011 to July 2024.

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Prior to joining Citigroup in 2011, held senior leadership positions in investment banking at UBS and Credit Suisse.

Qualifications
Mr. Glerum brings extensive experience in investment banking and finance. Over his 40-year investment banking career, Mr. Glerum executed corporate finance and strategic transactions for clients spanning multiple industry sectors, including manufacturing, healthcare, consumer and retail.
Other U.S. Public Company Board Memberships (Current and Past Five Years)
•
Amcor plc (2025 to present)

•
Berry Global Group, Inc. (2024 until its merger with Amcor plc in 2025)

ANDREW P. HIDER Age: 49 Independent Director Director since: 2022 Committees: • Audit • Executive
Background
•
President and Chief Executive Officer for Baxter International Inc., a healthcare company, since August 2025.

•
Chief Executive Officer of ATS Automation, a global automation solutions technology company listed on the Toronto Stock Exchange and New York Stock Exchange, from March 2017 to August 2025, and member of the Board of Directors of ATS Automation from May 2017 to August 2025.

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Chief Executive Officer and President of Taylor Made, a sports manufacturing company, from May 2016 to February 2017.

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Held positions of increasing management responsibility at Danaher from 2006 to 2016, culminating in President.

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Held various finance and other management positions with General Electric Company from 2000 to 2006, culminating in President / General Manager for Tri-Remanufacturing, GE Aircraft Engines.

Qualifications
Mr. Hider was selected by the Board because of his experience creating shareholder value by driving strategic clarity, business growth and operational performance in complex business environments and in a variety of industries. His insights from having served as the CEO of a global automation technology company are also very valuable, as we continue our drive to introduce focused innovations and new technology solutions for some of our customers’ toughest challenges. Mr. Hider also brings extensive operations excellence experience for global manufacturers, as well as knowledge in global sales and mergers and acquisitions.
Other U.S. Public Company Board Memberships (Current and Past Five Years)
Baxter International, Inc. (2025 to present)

DAVID W. HUML Age: 57 Director since: 2021 Committees: None
Background
•
President and Chief Executive Officer for Tennant Company since March 1, 2021.

•
Chief Operating Officer for Tennant from April 2020 to March 2021.

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Held various expanding senior leadership roles since joining Tennant, including Senior Vice President, EMEA, APAC, Global Marketing and Operations from 2018 to April 2020; Senior Vice President EMEA, APAC and Global Marketing from 2017 to 2018; Senior Vice President of APAC and Global Marketing from 2016 to 2017; and Senior Vice President of Global Marketing from 2014 to 2017.

•
Vice President, Marketing at Pentair plc, a global manufacturer of water solutions, from 2009 to 2011, and Vice President, Global Agriculture at Pentair from 2011 to 2014.

•
Held various sales and marketing positions at Hoffman from 2006 to 2009 and Graco Inc. from 1992 to 2006.

Other U.S. Public Company Board Memberships (Current and Past Five Years) None.

DAVID WINDLEY Age: 62 Independent Director Director since: 2016 Committees: • Compensation, Chair • Executive • Governance
Background
•
Executive Chairman and Chief Executive Officer of HootRecruit (formerly IQTalent Partners at Caldwell), an AI powered recruiting platform, since November 2023.

•
CEO and President of IQTalent Partners from September 2014 to October 2023. Member of the Board of Directors of Caldwell Partners International, the parent company of IQTalent, January 2021 to October 2023.

•
Executive Vice President, Chief Human Resources Officer, for Fusion.io, Inc., a computer hardware and software systems company, from October 2013 to August 2014.

•
Executive Vice President, Chief Human Resources Officer at Yahoo! Inc. from December 2006 to September 2012.

•
General Manager, Human Resources, for Microsoft Corporation from December 2003 to December 2006.

•
Vice President Human Resources, Business Units, for Intuit Inc. from December 2001 to December 2003.

•
Held various positions with Silicon Graphics, Inc. from 1991 to 2001, culminating in Vice President, Human Resources.

Qualifications
Mr. Windley has extensive global human resources management, succession planning and executive compensation expertise from his executive roles with IQTalent Partners at Caldwell, Fusion.io, Inc., Yahoo! Inc. and Microsoft Corporation. His experience with leading technologies is particularly valuable as we expand how we use digital technology in our products and our go-to-market initiatives and his experience with driving environmental, social and corporate governance (“ESG”) initiatives will assist us as we further develop and implement our sustainability roadmap.
Other U.S. Public Company Board Memberships (Current and Past Five Years)
•
DHI Group, Inc. (2019 to present)

Director Dashboard — Current Directors
Corporate Governance Highlights
WHAT WE DO

✓
Majority independent directors on the Board and all committee members are independent

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Independent Chair of the Board

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Majority voting standard for the election of directors in uncontested elections

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Annual evaluations of the Board and each committee

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Shareholders owning 10% or more of stock have a right to call a special meeting of shareholders

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Committed to propose a phased-in declassification of the Board for approval by shareholders in 2027

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No re-election of a director after he or she has reached retirement age, which is 75 years of age, unless an exception is approved by the Board

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Directors limited to serving on a total of four public company boards or, in the case of a director serving as a CEO a total of two public company boards

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Stock ownership goals for directors and stock ownership guidelines for executives

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No poison pill

Meeting Attendance
During 2025, the Board met on seven occasions. All directors attended 100% of the meetings of the Board and any Board committees of which they were members in 2025. As set forth in the Corporate Governance Principles, all members of the Board are encouraged to attend the annual meetings of shareholders. All the then-serving directors attended the 2025 Annual Meeting of Shareholders.
Director Independence
Our Board uses criteria established by the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission to determine director independence. The Governance Committee reviews relevant information no less than annually to determine whether the Board members meet the applicable criteria. The Board has determined that Mses. Arvani, Eicher, and Green and Messrs. Allen, Glerum, Hider, Morse, Mulligan, Sheahan, and Windley are independent based on the standards referred to above.
The only relationships that exist between directors and the company or management are ordinary course of business commercial transactions involving the purchase of our products and product maintenance services by companies that employ certain directors or our purchase of products and services from companies that employ certain directors. These transactions were considered by the Board in determining director independence.
Board Leadership Structure
We do not have a policy on whether the roles of Chair of the Board and the CEO should be combined or separated. However, our Corporate Governance Principles require that, if at any time we do not have an independent Chair of the Board, the Board will appoint an independent Lead Director. This structure allows the Board to maintain the flexibility to determine which leadership structure best serves the company and its shareholders.

We currently have a Board leadership structure with separate roles of the Chair of the Board and the CEO. Mr. Mulligan has served as Chair since April 2023. Mr. Mulligan performs duties that include working with the CEO to set and approve the agenda of Board meetings, ensuring that there is an appropriate flow of information to and from the Board, ensuring that management properly and adequately addresses matters of interest to the Board, conducting Board meetings and continuing to facilitate meetings of the Executive Committee, which consists of all independent directors. Mr. Mulligan has served as a Director of the Company since 2009. The Board continues to believe that having a separate, engaged independent Chair of the Board allows Mr. Huml to focus specifically on the Company’s operations, while the Chair handles various Board governance matters.
The Board also believes the current structure fosters good communication between management and the Board, provides strong independent leadership to oversee and challenge management and provides the optimal level of Board involvement in strategic decision-making and risk oversight.
Board Oversight of Strategy and Risk
General
Our Board takes an active role in risk oversight of the company both as a full Board and through its committees. The agendas for the Board and committee meetings are specifically designed to include an assessment of opportunities and risks inherent in our operations, strategies and compensation plans.
Our Board typically meets in executive session at the beginning and at the end of each regularly scheduled meeting. The executive sessions are used to assist the Board in carrying out its duties, including risk oversight. We believe that the process followed by the independent directors and led by our independent Chair of the Board provides an appropriate level of risk oversight by the Board.
Annual Risk Assessment Process
We conduct an annual enterprise-wide risk assessment, after which a formal report is delivered to the Audit Committee and to the Board each December. Risk assessment updates are built into the annual Board and committee agendas so that each topic is covered at least once if not more as requested by a committee, our Board or recommended by management.
The objectives for the risk assessment process include (i) facilitating the NYSE governance requirement that the Audit Committee discuss policies around risk assessment and risk management, (ii) developing and addressing a defined list of key risks to be shared with the Audit Committee, the Board and management, (iii) reviewing management’s risk mitigation efforts, (iv) determining whether there are risks that require additional or higher priority mitigation efforts, (v) facilitating discussion of the risk factors to be included in Item 1A of our Annual Report on Form 10-K, and (vi) guiding the development of the next year’s audit plans.
The risk assessment process is led by our internal audit function with collaboration from senior-level staff from the legal, compliance, and finance departments and from the global business functions. The risk assessment process includes (i) reviewing our enterprise risk assessment process and methodology, (ii) conducting a detailed enterprise risk assessment, including a survey of key department and functional leaders from all geographies, (iii) communicating the results of the risk assessment with a prioritization of key risks, (iv) evaluating management’s past mitigation efforts, (v) assessing management’s preparedness to address the identified risks; (vi) assigning a member of management to each risk identified to develop risk mitigation activities, and (vii) developing a cadence for implementation of proactive assessments and audits. This process links the risk areas with our strategies, objectives and entity-level controls where senior management and global employees participate in risk identification and ranking and assessment of management preparedness to address identified risks. The risk profiles and current and future mitigating actions are discussed and refined during subsequent discussions with senior management. The identified risks are prioritized based on the potential exposure to the business and measured as a function of severity of impact and likelihood of occurrence, after taking into account management’s preparedness.

Compensation Risk Review
As part of our broader enterprise risk management efforts, management and the Compensation Committee annually review the risk associated with our executive and non-executive compensation plans and policies globally (for purposes of this discussion, “plans”) to ensure any risks that are reasonably likely to have a material adverse effect on the company are identified and controlled for or mitigated appropriately. We conduct a multi-step internal assessment with a final review conducted by the chief financial officer and general counsel. During 2025, the Compensation Committee retained Pay Governance LLC (“Pay Governance”) to serve as the independent compensation consultant. Pay Governance is consulted throughout the risk assessment process.
In December 2025, management presented to the Compensation Committee an analysis of our compensation plans and a review of the key areas of potential risks. To assess whether the plans encourage unnecessary or excessive risk taking, management considered the plan design, strategy and philosophy for cash and equity incentive plans, how the incentives are likely to impact employee behavior, the appropriateness of the plan metrics and what checks and balances exist to mitigate risks for inappropriate or fraudulent behavior. Management’s assessment was that the risks arising from our compensation plans do not encourage excessive risk-taking that would likely have a material adverse effect on the company’s financial condition. The Compensation Committee reviewed the level of enterprise risk associated with our executive and non-executive employee compensation plans.
Regarding the executive plans, the Compensation Committee concluded that the plans mitigate unnecessary risk, considering both designs and the controls placed upon the plans, due to numerous factors:
• Balanced pay mix between fixed versus variable and cash versus equity	• Minimum performance requirements and maximum payout opportunities for incentive plans
• Incentive plan performance metrics are distinct and balance multiple measures of performance	• Our Compensation Committee can directly retain outside experts in fulfilling their charter obligations
• Performance targets are calibrated to align with our strategy and long-term value creation	• We maintain strong internal governance controls over the calculation of performance results
• Our Compensation Committee approves goals and payouts and has ultimate authority to adjust payments as necessary	• We maintain strong governance policies including ownership guidelines, a claw-back policy, and prohibitions on stock hedging or pledging
Board Committees
We have four standing committees of the Board: Audit, Compensation, Governance, and Executive. Membership on these committees is limited to independent directors and each committee has its own chair. Each committee operates under a written charter and evaluates its charter annually.
Audit Committee
The Audit Committee is comprised of Timothy R. Morse (Chair), Patrick E. Allen, James T. Glerum, Jr., Maria C. Green, Andrew P. Hider, Donal L. Mulligan, and Mark W. Sheahan. Our Board uses the listing standards of the NYSE to determine whether the Audit Committee members possess the requisite financial literacy to serve on the committee. The Board has determined that all Audit Committee members are financially literate and independent.
At least one member of the Audit Committee must have accounting or related financial management expertise as required by NYSE rules. The Audit Committee endeavors to have at all times a member who qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission. The Board has determined that Messrs. Allen, Glerum, Morse, Mulligan, and Sheahan, each with extensive experience in financial management, satisfy the requirements of an “audit committee financial expert,” and that their expertise has been acquired through training and relevant experience.

The Audit Committee is required to meet no less than four times throughout the year. In 2025, the Audit Committee held five meetings.
The primary functions of the Audit Committee are to oversee:
•
the integrity of our financial statements;

•
compliance with legal and regulatory requirements;

•
the independent registered public accounting firm’s qualifications, independence and performance;

•
the performance of the internal audit function;

•
the performance of the system of internal controls over financial reporting;

•
the ethics compliance program;

•
risk assessment and risk management policies; and

•
significant financial matters, including capital allocation and financial structure.

Compensation Committee
The Compensation Committee is comprised of David Windley (Chair), Azita Arvani, Carol S. Eicher and Timothy R. Morse, all of whom meet the criteria for independence under the NYSE listing standards and Rule 16b-3 of the Securities Exchange Act of 1934.
The Compensation Committee is required to meet no less than four times throughout the year. In 2025, the Compensation Committee held four meetings.
The primary functions of the Compensation Committee are to:
•
assist the company in maximizing shareholder value by ensuring that executive officers are compensated in accordance with our philosophy, objectives and policies;

•
approve executive compensation policies and strategies;

•
evaluate executive officers’ compensation levels and payouts against performance goals;

•
approve and administer compensation plans;

•
oversee certain compensation disclosures in the proxy statement;

•
oversee risks associated with our compensation policies and practices; and

•
recommend, in conjunction with its outside compensation consultant, compensation levels for non-employee directors for approval by the Board.

Use of Independent Compensation Consultant
The Compensation Committee previously retained Pearl Meyer LLC (“Pearl Meyer”) to serve as the independent compensation consultant to the committee. Pearl Meyer advised the Compensation Committee on 2025 executive officer and non-employee director compensation. During 2025, the Compensation Committee interviewed compensation consulting firms and retained Pay Governance LLC (“Pay Governance”) to serve as the independent compensation consultant to advise it on executive officer and non-employee director compensation. Pay Governance’s services include (i) making recommendations regarding the form and amounts of executive officer and nonemployee director compensation, (ii) providing market and performance data as a backdrop to the committee’s decisions regarding executive officer and nonemployee director compensation, and (iii) advising the committee as to best practices and recent legal, governance and regulatory considerations regarding executive officer and nonemployee director compensation.
Pay Governance reports directly to the Compensation Committee and works collaboratively, as directed by the Chair of the committee, with management. In 2025, the committee concluded that Pay Governance was independent with respect to the services it provided because (i) it reported directly to the committee, (ii) the committee could solicit advice and consultation from it without management’s direct involvement, and (iii) all of the services provided by it in 2025 were at the request of the committee. In addition, the Compensation Committee assessed the independence of Pay Governance pursuant to rules established by the Securities and Exchange Commission and the NYSE, and concluded that no conflict of interest exists that would prevent Pay Governance from independently advising the committee.
The Compensation Committee has established a process to limit potential conflicts of interest should management desire to seek advice from Pay Governance for non-executive compensation matters. Specifically, the committee determined that if management desires to use Pay Governance to provide any advice on non-executive compensation matters, it must contact the committee Chair and inform him or her of such request. The committee delegated to the Chair the authority to make a decision as to whether the service is appropriate. The Chair is required to inform the committee of any such request or approval granted no later than at the next scheduled committee meeting. No less than annually, Pay Governance must provide a summary to the committee describing any non-executive compensation services provided to the company or management. No such services were provided in 2025.
Additional information about Pay Governance’s role is set forth below under “Compensation Discussion and Analysis — Compensation Determination Process.”
Governance Committee
Our Governance Committee is comprised of Maria C. Green (Chair), Azita Arvani, Carol S. Eicher, Donal L. Mulligan, and David Windley. The Board has determined that all Governance Committee members are independent.
The Governance Committee is required to meet at least two times throughout the year. In 2025, the Governance Committee held four meetings, including one meeting dedicated to oversight of the company’s programs, policies and practices relating to corporate responsibility and sustainability, including environmental, social and corporate governance (“ESG”) matters.
The primary functions of the Governance Committee are to:
•
assist the Board in identifying individuals qualified to become directors;

•
determine the composition of the Board and its committees;

•
develop and maintain criteria and procedures for the identification and recruitment of candidates for election to serve as directors;

•
lead the Board in its annual performance review and coordinate its self-evaluation process;

•
oversee the company’s programs, policies and practices relating to corporate responsibility and sustainability, including ESG matters;

•
regularly review and, when applicable, recommend to the Board changes to the Corporate Governance Principles, Business Ethics Guide, Articles of Incorporation and Bylaws of the company and certain Board committee charters; and

•
assist the Board in understanding and complying with new corporate governance laws, regulations and policies affecting us or our business.

Executive Committee
Our Executive Committee is comprised of the independent Board members. Mr. Mulligan, as Chair of the Executive Committee and Chair of the Board, presides at the Executive Committee meetings.
The Executive Committee is required to meet no less than four times throughout the year and in 2025 met on four occasions at either the beginning or the end of each Board meeting.
The primary purpose of the Executive Committee is to review such matters and take such actions as are appropriate to be reviewed or taken by the independent directors, including, among other things, overseeing the annual CEO evaluation process, reviewing and approving our management succession plan, and overseeing our long-term strategic direction. Any meeting of the Executive Committee held at the beginning of a regularly scheduled Board meeting is generally used to discuss the Board’s priorities and focus on the agenda topics for that meeting. Any meeting of the Executive Committee held following a regularly scheduled Board meeting is generally used to, among other things, assess the quality of the meetings and to collect feedback for the Chair of the Board to present to the CEO and management. Such feedback includes any requests for specific information relating to our long-term strategic direction, the annual CEO performance review, the compensation of our CEO, our management succession plan, the risks and opportunities inherent in our strategic decision making, future agenda items, and other materials.
Board and Committee Self-Evaluation Process
The Board and its committees generally conduct an annual performance evaluation as follows: annually in October, Board members complete a detailed questionnaire which asks for quantitative ratings and subjective comments in key areas covering Board and committee matters. Responses are collected by the General Counsel and a compilation of all the responses is provided to the Governance Committee. In addition, management prepares a response memorandum to the Chair of the Governance Committee. Upon review by the Governance Committee, the compilation of responses and management’s response memorandum are provided to the Board and each committee for review and discussion. Each committee thereafter provides an evaluation summary to the Board. Feedback is then provided to management through the Chair of the Board.
In addition, Board members periodically conduct an evaluation of their peer directors. Feedback is provided directly to the Chair of the Board, who then communicates to the individual directors the information gathered from this process. This peer process was last completed in early 2025.
Director Commitments
To ensure that each director does not have other director commitments that impair a director’s ability to fulfill his or her duties on the Board, the Board has adopted limitations on the number of public company boards on which a director may serve. The Chief Executive Officer of our company may not serve on more than one public company board aside from serving on our Board unless specifically approved by our Board in advance. Any director who serves as a chief executive officer of a public company other than our company may not serve on more than two public company boards, including serving on the board of the company where he or she serves as chief executive officer. All other directors may not serve on more than four public company boards, including serving on the board of a company that employs the director. If a director wishes to accept an invitation to serve on another public company board, he or she should advise our Chief Executive Officer, who will advise the independent Chair of the Board or Lead Director, as applicable, prior to accepting. The Governance Committee also considers the nature and involved in a director’s service on other boards in assessing director nominations.
Board and Committee Member Nominations and Appointments
Committee Appointments
Our Board appoints members of its committees at least annually upon recommendation of the Governance Committee after taking into account the desires, experiences and expertise of individual directors, the recommendations of our CEO and the benefits of rotating committee membership.
Director Nomination Process
Our Governance Committee is responsible for recommending nominees for election to the Board. As required by the Corporate Governance Principles, the Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of individual members. The committee must also balance the composition of the Board, as a whole, with the needs of the company.
Our Governance Committee reviews all director nominees and recommends to the Board those persons whose attributes it believes are most beneficial to the company. The committee’s assessment of each director nominee takes into consideration the needs of the Board, the ability to effectively represent the shareholders and stakeholders generally, as well as the following attributes:

• Experience	• Diversity
• Expertise	• Contemporary skills
• Integrity	• Dedication
• Competence
The Board does not have a written policy regarding consideration of diversity in identifying director nominees. However, as indicated above, diversity is one of the factors that the Board takes into consideration when assessing director nominees. In that regard, the Board defines “diversity” broadly to include functional experience, geographic representation and personal skills and attributes.
The Board looks for candidates who have public company experience, have a history of demonstrating strong and ethical leadership, are sufficiently senior and adept at understanding and evaluating strategic, financial, operational and global risks, and have the expertise to create a well-rounded Board. The Governance Committee also considers the Corporate Governance Principles, which include the following factors when considering director nominees:
• The size of the Board	• Other board service
• Directors with job changes	• Retirement
• Director tenure	• Independence
Candidates Recommended by Shareholders
The Governance Committee will consider director candidates recommended by shareholders. Shareholder recommendations must be accompanied by a sufficiently detailed description of the candidate’s background and qualifications. The committee will evaluate the candidate using the aforementioned criteria. To recommend a qualified candidate, shareholders should write to the Chair of the Governance Committee at the address listed below.
Communication with the Board of Directors
All interested parties, including shareholders, may communicate with the independent members of the Board by writing to our Chair of the Board at:
ATTN: General Counsel
Tennant Company
10400 Clean Street
Eden Prairie, MN 55344
All communications will be delivered to the General Counsel who will forward communications to our Chair of the Board to address the matter.
Committee Charters and Other Governance Documents
All four standing Committee charters, as well as other governance documents, including the Corporate Governance Principles and Business Ethics Guide, are available on our website at http://www.tennantco.com. To access these documents, click on “Investors” at the bottom of our home page, then “Governance” and then “Governance Documents.” Our report on our sustainability initiatives can also be found by clicking on “Sustainability” at the bottom of our home page.
Insider Trading Policy
The Board has adopted an insider trading policy governing the purchase, sale, and other transactions in the Company’s securities by directors, officers and employees of the Company, and by the Company itself. The Company believes its insider trading policy and is reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable NYSE listing standards. The Company’s insider trading policy is filed with the SEC as an exhibit to our Annual Report on Form 10-K.

Our insider trading policy prohibits all directors, officers and other employees designated as access persons (as defined under “Recoupment Policy” above), including their family members and designees, from engaging in speculative trading or hedging of positions in our securities, including purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of any of our equity securities. It also prohibits pledges of any company securities (e.g., pledge to a bank or financial institution as collateral for a loan, or pledge to a broker in connection with a market transaction, such as a margin loan). These prohibitions do not restrict general portfolio diversification transactions or investments in broad-based index funds.
Director Compensation
Our non-employee director compensation program is designed to be competitive with our peers and to align the interests of our non-employee directors with the long-term interests of our shareholders. Our director compensation program is reviewed annually by the Compensation Committee using external data derived from our outside compensation consultant’s review of peer company proxy data and, as a secondary reference point, against size-appropriate all-industry survey data to determine whether changes should be considered for the upcoming Board Year. The review covers the market competitiveness of our non-employee director pay program, including all role-based retainers and fees, as well as the structure of board equity grants, board stock ownership guidelines, compensation deferral mechanisms, and related board compensation features. Our directors are provided with equity compensation for their services at the start of each Board Year, and a cash retainer on a quarterly basis. We define “Board Year” for director compensation purposes as the time between annual shareholder meetings.
Director Compensation for 2025-2026 Board Year
At the February 2025 meeting of the Compensation Committee, based on the review of our Board’s compensation competitiveness and review of market benchmarking data, the Compensation Committee increased the annual board cash retainer from $75,000 to $80,000, the annual restricted stock unit grant value from $115,000 to $130,000, and Chair of the Board cash retainer from $75,000 to $100,000, which increases became effective on April 29, 2025. Accordingly, compensation for the 2025-2026 Board Year is as follows:
Component of Pay	Board Year Compensation
Annual Board Cash Retainer	$80,000
Annual Committee Member Cash Retainer
Audit:	$15,000
Compensation:	$6,000
Governance:	$5,000
Annual Additional Committee Chair Cash Retainer
Audit:	$10,000
Compensation:	$10,000
Governance:	$5,000
Chair of the Board Cash Retainer	$100,000
Annual Grant of Restricted Stock Units	$130,000
Retainer fees are paid in cash. Under the Tennant Company Executive Non-Qualified Deferred Compensation Plan, non-employee directors may elect to defer the retainer fees. For additional information on this plan, see the Non-Qualified Deferred Compensation discussion under “Compensation Discussion and Analysis — Other Plans and Agreements — Supplemental Retirement Savings Plan (Non-Qualified Deferred Compensation).” All compensation paid to non-employee directors who join the Board between annual shareholder meetings is prorated for a partial year of service.
Non-employee directors receive annual grants of restricted stock units under the Amended and Restated 2020 Stock Incentive Plan having an aggregate fair value of $130,000, subject to rounding adjustments described below. The number of restricted stock units granted is determined by dividing $130,000 by the closing price of our common stock on the last trading day prior to the date of grant, rounded to the nearest share. The restricted stock units vest one year from the date of grant and convert into an equal number of shares of our common stock. A director may defer receipt of the shares until his or her service as a director ends or until a pre-established date set forth in the irrevocable deferral election form applicable to the award. Dividend equivalents on outstanding restricted stock units are accrued at the same rate that dividends are paid to our shareholders, are subject to the same vesting conditions as the underlying units and are paid in cash at the same time as the underlying units are settled.
The table below summarizes compensation paid to each person who served as a non-employee director during fiscal 2025.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Azita Arvani	89,750	130,027	219,777
Carol S. Eicher	89,750	130,027	219,777
Maria C. Green	103,750	130,027	233,777
Andrew P. Hider	93,750	130,027	223,777
Timothy R. Morse	109,750	130,027	239,777
Donal L. Mulligan	192,500	130,027	322,527
Mark W. Sheahan	93,750	130,027	223,777
David Windley	99,750	130,027	229,777

(1)
Includes annual retainer fees as well as pro-rated retainer fees paid in cash or deferred.

(2)
The valuation of stock awards is calculated using the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718. See Footnote 19 “Share-Based Compensation” to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2025, for the assumptions used in such valuation. The following table shows outstanding equity awards held by each person who served as a non-employee director during fiscal 2025:

Name	Restricted Shares (#)(a)	Restricted Stock Units (#)	Deferred Stock Units (#)(b)	Stock Options (#)(c)
Azita Arvani	4,712	1,815	10,526	6,552
Carol S. Eicher	9,263	1,815	10,526	6,552
Maria C. Green	—	1,815	9,173	—
Andrew P. Hider	—	1,815	1,447	—
Timothy R. Morse	—	1,815	4,256	—
Donal L. Mulligan	7,262	1,815	2,800	6,552
Mark W. Sheahan	—	1,815	—	—
David Windley	1,780	1,815	—	7,259

(a)
Reflects restricted shares granted to non-employee directors prior to the 2018 Board Year, which vest upon the director’s termination of service on the Board.

(b)
Reflects outstanding deferred stock units following vesting of restricted stock units.

(c)
Reflects stock options granted to non-employee directors prior to the 2018 Board Year, which vested pro rata over a three-year period beginning on the first anniversary of the date of grant.

Director Compensation for 2026-2027 Board Year
At the February 2026 meeting of the Compensation Committee, based on the review of our Board’s compensation competitiveness and review of market benchmarking data, the Compensation Committee determined not to make any changes for the 2026-2027 Board Year.
Stock Ownership Goal for Non-Employee Directors
The Board maintains a stock ownership goal for non-employee directors of five times their annual cash retainer. We revised certain aspects of the stock ownership guideline calculation as of February 1, 2024 for our non-employee directors and executive officers, which are described below under “Compensation Discussion and Analysis — Compensation Policies — Executive Officer Stock Ownership Guidelines.” Progress toward the ownership goal is measured each year at the time of the Compensation Committee meeting held in February of each year. For directors, ownership levels are calculated by adding (i) the value of the shares held directly by the director, and (ii) the estimated after-tax value of restricted stock units and deferred stock units, as of the close of market on December 31 of the year immediately preceding the year of calculation. There is no minimum timeline to meet the stock ownership guidelines; however, non-employee directors not in compliance with the stock ownership guidelines must retain 50% of the net shares received from the vesting of any stock award or exercise of any stock option until in compliance with the guideline. Directors who have served on the Board for three years or more have achieved their goals. Newer directors who have been on the Board for at least one year are on pace to achieve their ownership.

ITEM 1 — ELECTION OF DIRECTORS
Our Restated Articles of Incorporation provide that the Board will be divided into three classes of directors of nearly equal size as possible, and the term of each class of directors is three years. Currently, we have eleven directors with three directors serving in Class I, four directors serving in Class II, and four directors serving in Class III. At the Annual Meeting, three Class I directors are to be elected for three-year terms. If elected, each Class I director will serve until their terms expire at the time of the Annual Meeting in 2029 and, in each case, until their successors are elected and have qualified. Each nominee has expressed his or her willingness to serve. In the event that any of the nominees is not a candidate at the Annual Meeting, it is the intention of the named proxies to vote in favor of the remaining named nominees and to vote for a substitute nominee selected by the Governance Committee.
The Board, upon recommendation of the Governance Committee, has designated Carol S. Eicher, Maria C. Green and Donal L. Mulligan as nominees for election as Class I directors at the Annual Meeting to serve three-year terms expiring in 2029. All nominees currently serve on our Board and previously were elected by the shareholders.
The Board of Directors, upon recommendation of the Governance Committee, unanimously recommends a vote FOR each of the director nominees.

AUDIT COMMITTEE AND INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM INFORMATION
Fees Paid to Independent Registered Public Accounting Firm
The following table represents fees paid for professional services rendered by Deloitte & Touche LLP (“Deloitte”), the company’s independent registered public accounting firm, for the audit of our annual consolidated financial statements, certain audit related services, tax services and all other fees paid to Deloitte for the years ended December 31, 2025, and December 31, 2024:
Description of Fee	2025	2024
Audit Fees(1)	$3,250,700	$2,574,332
Audit-Related Fees(2)	$145,671	$294,941
Tax Fees(3)	$31,480	$104,074
All Other Fees	—	—
Total	$3,427,851	$2,973,347

(1)
Audit Fees include professional services rendered in connection with the audit of our annual consolidated financial statements, audits of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, quarterly reviews of financial statements included in our Quarterly Reports on Form 10-Q, and statutory audits of certain of our international subsidiaries, as well as other filings with the Securities and Exchange Commission.

(2)
Audit-Related Fees include assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor (but not included in the “Audit Fees” category above), including agreed-upon procedures required to comply with financial, accounting, or regulatory reporting.

(3)
Tax Fees include professional services rendered in connection with tax audits, consisted primarily of international tax compliance, and tax consulting and planning services. The Audit Committee has adopted a Pre-approval Policy for Non-audit Services (the “Pre-approval Policy”), which appears on our website as an exhibit to the Audit Committee charter. All audit related, tax and other non-audit services were performed in compliance with the Pre-approval Policy. The Audit Committee has determined that the provision of the above non-audit services did not compromise Deloitte’s independence.

Audit Committee Report
The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of Deloitte. The Audit Committee and the Board believe the retention of Deloitte for fiscal 2026 is in the best interests of the company and its shareholders.
The Audit Committee’s meetings are designed to facilitate and encourage private communication between the committee and Deloitte. In addition, the committee complied with its charter responsibilities and reviewed and discussed the audited consolidated financial statements with management. The Audit Committee discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. Deloitte also provided to the committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and the committee discussed with Deloitte the firm’s independence.
Based upon the committee’s discussion with management and Deloitte and the committee’s review of audited consolidated financial statements and the report of Deloitte to the committee, the committee recommended to the Board that it include our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission.
Members of Audit Committee
Timothy R. Morse (Chair) Maria C. Green Andrew P. Hider	Donal L. Mulligan Mark W. Sheahan
The members of the Audit Committee reflect the members in February 2026 when the consolidated financial statements were reviewed and recommended.

ITEM 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee approved the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for our fiscal year ending December 31, 2026. At the Annual Meeting, shareholders will vote on the proposal to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2026. Deloitte is an independent registered public accounting firm. The Audit Committee is responsible for the appointment, compensation and oversight of Deloitte and believes that the retention of Deloitte is in the best interests of the company and its shareholders. We have been advised that representatives from Deloitte will be present during the Annual Meeting. The representatives will be available to respond to appropriate questions and will be given the opportunity to make a statement if the firm so desires.
The Board of Directors, upon recommendation of the Audit Committee, unanimously recommends a vote FOR ratification of Deloitte as the company’s independent registered public accounting firm.

EXECUTIVE COMPENSATION INFORMATION
Compensation Discussion And Analysis
This compensation discussion and analysis (“CD&A”) explains our executive compensation program for our Named Executives for 2025 and describes the process followed by the Compensation Committee (referred to as the “Committee” throughout the CD&A) for making pay and benefit decisions, as well as its rationale for specific decisions made with respect to 2025 executive compensation. Our Named Executives for 2025 were as follows:
2025 Named Executive Officers
David W. Huml	President and Chief Executive Officer
Fay West	Senior Vice President, Chief Financial Officer
Richard H. Zay	Senior Vice President, Chief Commercial Officer
Kristin A. Erickson	Senior Vice President, General Counsel and Corporate Secretary(1)
Barbara A. Balinski	Senior Vice President, Chief Transformation Officer(2)

(1)
Effective February 1, 2026, Ms. Erickson was appointed to the additional position of Chief Human Resources Officer, after having served in such capacity on an interim basis, and she is expected to transition to this position full-time during 2026.

(2)
As previously disclosed, on February 26, 2026, Ms. Balinski gave notice of her intention to retire on September 3, 2026.

Executive Summary
Overview of 2025 Performance
2025 represented a year of both meaningful strategic progress and unexpected operational challenges as we advanced to the next phase of our long-term growth strategy. Full-year results reflected lower revenue and profitability compared to 2024, primarily due to fourth-quarter operational disruption associated with the North America ERP implementation. We delivered solid underlying performance across EMEA and APAC, achieved continued price realization, and remained discipline in cost management. The ERP transition temporarily constrained shipment capacity and contributed to volume deleverage and margin pressure but, by the end of 2025, we made substantial progress toward stabilizing core workflows, enabling performance to return to expected levels toward the end of the year, subject to certain actions we took in early 2026 to reestablish inventory accuracy that limited outbound activity for approximately two weeks and contributed to additional inefficiencies. Throughout 2025, we continued to invest in innovation, automation, and foundational systems, alongside targeted commercial and operational initiatives that position us for renewed growth, improved productivity, and margin expansion as we enter 2026 and gradually return to normalized operating performance through the first half of 2026.
We delivered full-year net sales of approximately $1.2 billion in 2025, a 6.5% decrease from the prior year. Adjusted EBITDA for the year was $167.4 million, compared to $208.8 million in 2024, and Adjusted EBITDA margin decreased 230 basis points for the year. This performance resulted in the Cash Incentive Plan (“CIP”) and Long Term Incentive Plan (“LTIP”) payments detailed below.
Snapshot of 2025 Compensation Decisions
Based on our performance and consistent with the design of our program, the Committee made the following executive compensation decisions for fiscal 2025:
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Base salary: Base salaries increased, as discussed below in “Key Compensation Decisions for 2025,” to reflect the scope and responsibilities of the roles and to remain market competitive.

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2025 Executive Officer CIP: Achievement of financial and strategic objectives resulted in an overall payout of 18.96% of target.

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2023-2025 PRSU Awards: Achievement of financial objectives resulted in an overall payout of 189.53% of target.

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2025-2027 Long-Term Incentive Plan Awards: Named Executives received 50% of their grant in restricted stock and 50% in performance-based restricted stock units (“PRSUs”).

The Committee believes that the design and structure of the company’s incentive program, and the decisions it makes, provides a direct link between company performance and pay outcomes for the executives, as described in greater detail below.
Compensation Governance
We believe the following practices and policies promote sound compensation governance and are in the best interests of our shareholders and Named Executives:
WHAT WE DO	WHAT WE DON’T DO

✓
Heavily emphasize performance-based compensation, using a combination of short- and long-term incentives, to ensure a strong connection between our operating performance and actual compensation

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Maintain multi-year vesting requirements for equity compensation awards

✓
Provide 100% of long-term incentives in the form of equity

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Enforce rigorous stock ownership guidelines

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Maintain a compensation recoupment (claw-back) policy that covers financial restatements and certain employee misconduct

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Maintain a fully independent Compensation Committee

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Maintain a formal policy for equity award timing

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Maintain a formal stock trading policy that covers officer and access individuals

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Retain an independent compensation consultant

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Annually review risks associated with compensation

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Provide shareholders an annual opportunity to cast a say-on-pay vote

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Commencing in 2026, provide double trigger acceleration for all change in control payments and benefits, including acceleration of vesting of equity awards

×
Provide gross-up payments to cover excise taxes for executive or severance benefits

×
Provide excessive or special perquisites

×
Backdate or reprice stock options

×
Provide grants of reload stock options

×
Allow hedging or pledging of Tennant securities by executive officers or directors

2025 Say-On-Pay
Each year, we carefully consider the results of our shareholder say-on-pay vote from the preceding year. In 2025, approximately 97% of the votes cast supported our executive compensation decisions. Overall, we believe our shareholders are highly supportive of our executive compensation program and its direction. As a result, in 2025, we did not make significant modifications to the structure of our program. We will continue to keep an open dialogue with our shareholders to help ensure that we have a regular pulse on investor perspectives.
What Guides Our Program
Compensation Objectives
Our overall objective is to align executive compensation with our short- and long-term operating goals and the interests of our shareholders.
We seek to offer a comprehensive compensation package that is competitive with those of similarly sized U.S. durable goods manufacturing companies. Our compensation programs take into account that an executive’s actual compensation level may be greater or less than targeted based on our annual and long-term financial performance against preestablished goals, the individual’s performance and the individual’s scope of responsibilities.
Specifically, our compensation programs adhere to the following design philosophy and principles:
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create a relationship between pay and performance by providing a strong link between our short- and long-term business goals and executive compensation;

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attract and retain high-caliber executive officers who can create long-term financial success for the company and enhance shareholder return;

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motivate executive officers to achieve our goals by placing a significant portion of pay at risk;

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align the interests of executive officers with those of our shareholders by providing a significant portion of compensation in stock-based awards; and

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discourage risk-taking behavior that would likely have a material adverse effect on the company.

We seek to achieve our objectives using the following compensation elements:
Element	Type	Terms
Cash	Base Salary	Fixed pay element that reflects the value of the executive role. Generally eligible to be increased annually, depending on market conditions, performance and internal equity.
	Short-Term Cash Incentive Plan (“CIP”)	Focuses on achievement of annual goals that are directly linked to execution of the company’s annual operating plan and calibrated to deliver performance-aligned pay.
Long-Term Incentive Plan (“LTIP”) (100% Equity)		The LTIP program focuses on: (1) direct linkage to stock price performance; (2) key financial drivers of shareholder value; and (3) supporting leadership retention objectives and facilitating and encouraging executive retention and stock ownership through grants of PRSUs, and restricted stock with opportunities calibrated to deliver pay aligned with performance.
	Performance-Based Restricted Stock Units (“PRSUs”)	The performance period for PRSUs is three years. Payment is variable based on the relative achievement of pre-set financial goals. PRSUs are paid in shares of our common stock on settlement.

Element	Type	Terms
	Restricted Stock	Restricted stock generally vests three years from the grant date. Dividends are accumulated on restricted stock during the vesting period and paid in cash upon vesting.
Other Equity	Restricted Stock Units (“RSUs”) (used for one-time grants outside of the LTIP program)
We may occasionally make one-time RSU grants outside the normal equity grant schedule for specific reasons. The vesting terms of those awards are typically aligned with the specific needs of the Company. No such awards were granted to Named Executives in 2025.
RSUs are paid in shares of our common stock on settlement.

Linking Pay and Performance
A key component of our executive compensation philosophy is the link between compensation and overall business results and shareholder value creation. We strive to clearly communicate this to our shareholders and believe that looking at realizable pay relative to our peers (see “Comparator Group” below) can illustrate this point effectively.
The Committee works closely with its outside consultant to evaluate our compensation programs and ensure adherence to our compensation philosophy. During 2025, Pay Governance assessed the relationship between total realizable pay (as defined below) and Company performance for the three-year period ended December 31, 2024. This approach uses the most recent period coinciding with our fiscal year-end for which corresponding peer group compensation data is also available. The analysis looks at the degree of alignment between total compensation delivered to the CEO during the review period and our performance relative to our peer group. “Total realizable pay” is defined as the sum of the following components:
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Actual base salaries paid over the three-year period;

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Actual short-term incentive awards paid for the three-year period;

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The aggregate-in-the money value of stock option grants during the three-year period as of December 31, 2024;

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The value as of December 31, 2024, of restricted shares granted over the three-year period; and

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The value as of December 31, 2024, of long-term performance plans earned for cycles granted and ending in the three-year period, based on projected performance.

Company performance relative to peers is measured on a composite basis, the average of Tennant’s percentile ranking versus peers for the following performance metrics:
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Revenue Growth

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EBITDA Margin

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ROIC

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Total Shareholder Return

As illustrated in the chart below, realizable pay for our CEO was strongly aligned with our Company performance against peers. Realizable pay for the three-year period for our CEO approximated the 47th percentile. Our composite Company performance over the same three-year period approximated the 42nd percentile. The Compensation Committee annually reviews the results of this analysis to inform compensation program design, incentive plan goal-setting, and individual compensation decisions.

Total Direct Compensation: Pay Mix
In general, the Committee desires compensation levels for executives to be competitively positioned to attract, motivate, reward, and retain executives that provide significant contributions and leadership to Tennant through operational and financial achievement aligned with our long-term strategy and objectives.
The Committee believes that competitive compensation levels should be set considering: (i) each executive’s unique qualifications, contributions, and internal value to the Company, (ii) the Company’s financial and operational performance, and (iii) competitive market data for similarly situated companies. The Committee believes a significant portion of executives’ compensation should be at-risk in the form of performance-based incentives and/or equity.
Based on the Committee’s pay decisions, the charts below show the target Total Direct Compensation that the Named Executives received in fiscal 2025. These charts illustrate that a majority of Mr. Huml’s Total Direct Compensation (approximately 81%) is variable and at risk, and an average of 68% of Total Direct Compensation for our other Named Executives is variable and at risk, based on our performance.
Role of the Committee in the Compensation Process
The Committee ensures that executive compensation and benefit programs are consistent with our compensation philosophy and other corporate goals and makes decisions regarding Total Direct Compensation, other benefits and perquisites for Named Executives, and, subject to final approval from the Executive Committee, the compensation of our CEO. Details of the Committee’s authority and responsibilities are specified in the Compensation Committee’s charter, which is available on our website at http://www.tennantco.com. To access this document, click on “Investors” at the bottom of our home page, then “Governance” and then “Governance Documents.”

Compensation Determination Process
The Committee typically meets four times per year to consider various aspects of compensation for the Named Executives and non-employee directors. Among other things, the Committee determines the target level of Total Direct Compensation for each executive and decides how to allocate each Named Executive’s Total Direct Compensation between each element of pay so that it is consistent with our compensation objectives.
While we do not target any specific mix of compensation, we generally aim to have a compensation program that is in line with the Comparator Group, as defined below, and survey data. In addition, we aim to appropriately balance (i) fixed versus variable compensation, (ii) short- versus long-term compensation, (iii) company versus individual performance, and (iv) shareholder, financial, operational and strategic goals. The balance and mix of incentive compensation are reviewed and determined each year based on short- and long-term objectives of the business.
Annually in December, the Committee conducts a comprehensive review of pay levels for our Named Executives. The Committee sets the Named Executives’ Total Direct Compensation opportunity at its annual February meeting. As part of the review, the Committee reviews compensation information for peer companies and other external reference data in the form of published executive compensation surveys.
In setting compensation for 2025, the Committee reviewed data and information from a group of comparatively similar companies and executive compensation surveys to identify competitive market compensation practices and our overall competitive position. The Committee worked with Pearl Meyer to review the Comparator Group and to identify and use appropriate executive compensation survey sources against which we assess the competitiveness of executive pay levels.
In addition, the Committee considers internal data, including each executive officer’s performance, experience, management capabilities and contributions to our operations, and the tactical and strategic value of specific skill sets of certain key executives. When assessing the compensation of our CEO, the Compensation Committee and the Executive Committee evaluate our financial performance against that of peer companies and our CEO’s performance against the company’s financial performance goals and strategic initiatives.
In connection with the processes outlined above, for 2025, our Chief Human Resources Officer provided input on job scope, executive compensation, and pay changes. Pearl Meyer conducted an analysis, reviewed the information in advance with the Chair of the Committee and reviewed management’s compensation recommendations with the Committee. Our Chief Human Resources Officer was also available for questions at the Committee meeting when the compensation of the executive officers, except for our CEO, was discussed, but played no role in determining his own compensation. Pearl Meyer independently met with the Committee, without the presence of members of management to discuss the compensation of our CEO.
Comparator Group
The Comparator Group is used for benchmarking pay practices, pay levels, and pay program design for Named Executives and for non-employee director compensation. The selection methodology for reviewing and determining the Comparator Group has generally included: industry, size, market capitalization, revenue, geographic product mix and customer segmentation, and aggregate similarity to our company.
The Committee reviews the Comparator Group every year to ensure each company remains appropriate for compensation comparison purposes and reflects our size and scope of business. In addition, the Committee reviews and validates the selection criteria every year to ensure it aligns with our business strategies.
In April 2024, the Committee, working with Pearl Meyer, conducted its regular review of the comparator group for 2024-2025. As of April 2024, when the peer group was approved by the Committee, these companies had revenues between $597 million and $3,478 million over the prior 12 months and a market cap between $143 million and $15,351 million. Compared to the 2023-2024 Peer Group, CIRCO was removed because it was acquired and Middleby was replaced by Enpro Inc. to fit the targeted revenue range, resulting in the peer group consisting of 17 companies listed below that the Committee used in determining Named Executive and non-employee director compensation for 2025.
Alamo Group Inc. (ALG)	Federal Signal Corporation (FSS)
Astec Industries (ASTE)	Graco Inc. (GGG)
Barnes Group Inc. (B)	Helios Technologies (HLIO)
Chart Industries, Inc. (GTLS)	Nordson Corporation (NDSN)
Columbus McKinnon Corporation (CMCO)	Standex International Corporation (SXI)
Donaldson Company, Inc. (DCI)	The Gorman-Rupp Company (GRC)
Enerpac Tool Group (EPAC)	Tredegar Corporation (TG)
Enpro Inc. (NPO)	Watts Water Technologies, Inc. (WTS)
Esco Technologies Inc. (ESE)
In August 2026, the Committee re-assessed the peer group for purposes of benchmarking compensation in connection with decisions for fiscal 2026. The Committee determined to remove Chart Industries, Inc. and Donaldson Company, Inc. as no longer aligning with the targeted size parameters, and Barnes Group due to its acquisition by another company. The Committee approved the addition of Apogee Enterprises, Inc., Franklin Electric Co., and The Manitowoc Company to maintain a similar number of peers within the specified parameters.
Key Compensation Decisions for 2025
Base Salary
Base salaries and incentive targets for Named Executives are reviewed annually to ensure that they remain competitive and reflect the scope and responsibility of their positions. In making base salary and incentive target decisions, the Committee considers benchmarking data provided by Pearl Meyer, our CEO’s recommendations, current base salary, scope and complexity of the position, experience, individual performance, and internal pay equity.
The base salaries reported below reflect the actual base salary rate for the CEO and the Named Executives effective April 1, 2025. Adjustments are made when appropriate and generally to maintain the Named Executive’s position with respect to market median.
Base salary increases reflect annual increases ranging from 3.0% to 3.1%.
	Annualized Base Salary
	2024	2025	% Increase
David W. Huml	$970,000	$1,000,000	3.1%
Fay West	$579,145	$596,500	3.0%
Richard H. Zay	$514,818	$530,300	3.0%
Kristin A. Erickson	$435,660	$448,700	3.0%
Barbara A. Balinski	$385,364	$396,900	3.0%
Incentive Awards
The Committee approved target award amounts for the Named Executives for 2025 for annual cash incentive awards under the CIP and for long-term equity awards under the LTIP. The table below shows the incentive targets, expressed as a percentage of base salary, for each Named Executive for 2024 and 2025.

There were no changes to CIP targets for 2025. The adjustments to the 2025 LTIP targets for Mr. Huml and Ms. Balinski were intended to align with competitive market data, and changes are shown below:
	Incentive Targets as a % of Base Salary
	CIP		LTIP
	2024	2025	2024	2025
David W. Huml	100%	100%	315%	340%
Fay West	70%	70%	160%	160%
Richard H. Zay	70%	70%	160%	160%
Kristin A. Erickson	60%	60%	140%	140%
Barbara A. Balinski	60%	60%	125%	140%
2025 Incentive Plan Structure
Our incentive compensation plans are designed to reward Named Executives for achievement against key financial performance metrics. Each of the metrics used in our executive compensation program is defined below:
Performance Metrics	How It Is Determined/Defined	Where It is Used
Adjusted Earnings before interest, tax, depreciation, and amortization in dollars (“Adjusted EBITDA$”)	Reported net sales minus operating expenses, which includes the cost of sales, research and development expenses and selling and administrative expenses but excludes depreciation and amortization expense, and excludes certain extraordinary and non-operational items, if any, as reported by the company	2025 CIP
Adjusted Earnings before interest, tax, depreciation, and amortization as a percentage of net sales (“Adjusted EBITDA%”)	Adjusted EBITDA$ divided by net sales	2025 CIP
Incentive Total Revenue	Reported annual net sales including the impact of foreign currency and divestitures and acquisitions	2025 CIP
Incentive Return on Invested Capital (“Incentive ROIC”)	Three-year average of incentive operating profit (net sales minus operating expenses, which includes the cost of sales, research and development expenses and selling and administrative expenses) divided by (total assets – cash – short-term investments) – (total liabilities – debt)	2023-2025 LTIP 2024-2026 LTIP 2025-2027 LTIP
Incentive Cumulative Earnings Per Share	Sum of adjusted net earnings divided by diluted weighted average shares outstanding for each year in the 3-year cycle (adjusted net earnings excludes amortization expense)	2023-2025 LTIP 2024-2026 LTIP 2025-2027 LTIP
Incentive Cumulative Total Revenue	Sum of Incentive Total Revenue during the 3-year performance period, excluding the impact of foreign currency and divestitures and acquisitions	2025-2027 LTIP
The Committee approved the use of Adjusted EBITDA$, Adjusted EBITDA% and Incentive Total Revenue as financial metrics for the fiscal 2025 CIP because it believes that these metrics are the most relevant to assess the annual operating performance of the business with respect to creation of shareholder value. For fiscal 2026 CIP, the Committee approved existing financial metrics but reallocated metric weightings to reinforce Incentive Total Revenue (40%), and equal weightings of EBITDA$ (30%) and EBITDA% (30%).
As used in the above metrics, EBITDA$ and net earnings used in the calculation of Incentive Cumulative Earnings Per Share are adjusted and calculated as reported by the company in the earnings releases for the applicable period. With respect to all plan metrics set forth in the above chart, the Committee has authority to interpret our incentive plans, adjust business results and take other actions in its sole discretion to ensure that the plans meet our compensation objectives and appropriately hold executives and other incentive plan participants accountable for our financial results.
Achievement of 2025 CIP
To drive achievement of our growth and financial performance goals, our 2025 CIP metrics were Adjusted EBITDA$, Adjusted EBITDA%, and Incentive Total Revenue. In 2025, based on the company’s financial performance against these metrics, the payout level was 18.96% of target for all of the Named Executives, other than Ms. Balinski. The Committee exercised its negative discretion to reduce to zero Ms. Balinski’s CIP payout in recognition of the disruption associated with the North America ERP implementation.
Performance Measure	Weighting	Threshold	Target	Maximum	2025 Actual
Adjusted EBITDA $ (in thousands)	50%	$192,000	$203,000	$219,000	$167,400
Adjusted EBITDA%	25%	15.5%	16.5%	17.7%	13.9%
Incentive Total Revenue ($ in thousands)	25%	$1,168,000	$1,236,000	$1,304,000	$1,203,476
Payout Level (% of Target Payout)		50%	100%	200%	18.96%
For the 2025 CIP, all the Named Executives’ targets were weighted 100% on company financial results, representing the Committee’s belief that all Named Executives should drive and be held accountable for the overall performance of the company at an enterprise level.
2025 Long-Term Incentive Plan Structure
Again in fiscal 2025, 50% of each Named Executive’s LTIP opportunity was delivered in PRSUs with the remaining 50% delivered in restricted stock.
	Equity Award Mix
	2024	2025
Performance-Based Restricted Stock Units	50%	50%
Restricted Stock	50%	50%
The 2025-2027 PRSU grants are earned on the basis of our performance on Incentive ROIC (33% weighting), Incentive Cumulative Earnings Per Share (33% weighting), and Incentive Cumulative Total Revenue (34%) over a three-year period of 2025 to 2027.
The Incentive ROIC metric is important as it measures the return generated from capital invested and holds us accountable for both profitability and effective use of our balance sheet. We use Incentive Cumulative Earnings Per Share as a metric because of its bottom-line focus on profitability. The Incentive Cumulative Total Revenue metric was added to align with Tennant’s enterprise strategy of driving long-term revenue growth at a higher rate.
Performance at the threshold level earns a payout equal to 50% of target, while performance at the maximum level earns a payout equal to 200% of target. The performance targets are confidential and contain competitive information when set, particularly to the extent they relate to projected company financial results, which the company does not publicly disclose. The Committee believes that targeted levels of performance for the LTIP grants are challenging and will not be achieved all the time. The Committee sets the LTIP financial performance target at a level that would make it reasonably difficult to achieve, when considering the business environment at the time the target was established. Under our LTIP methodology, financial performance is assessed in relation to the company’s annual operating plan, budgeted invested capital, cumulative earnings per share, and long-range plan.
Restricted stock grants to each Named Executive vest 100% on the third anniversary of the grant date. Dividends are accumulated on restricted stock during the vesting period and paid in cash upon vesting.
Additional information regarding the equity awards we granted in 2025 is included in the Grants of Plan-Based Awards in Fiscal 2025 and the accompanying footnotes.
Achievement of 2023-2025 Performance-Based Restricted Stock Units
In February 2023, the Committee approved the 2023-2025 LTIP for the Named Executives in the following mix:
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50% PRSUs that vest at the end of the 2023-2025 period based on the performance metrics described below;

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50% restricted stock that cliff vests at the end of three years.

The metrics approved for the 2023-2025 LTIP were Incentive ROIC (weighted 60%) and Incentive Cumulative Earnings Per Share (weighted 40%).
The Company’s strong performance against these measures resulted in a payout of 189.53% of target.
Performance Measure	Weighting	Threshold	Target	Maximum	Actual
2023-2025 Incentive ROIC (12-Month Average/ 3-Year Simple Average)	60%	13.7%	18.3%	20.1%	19.81%
2023-2025 Incentive Cumulative Earnings Per Share	40%	$10.85	$14.47	$15.92	$17.48
Payout Level (% of Target Payout)		50%	100%	200%	189.53%
2026 Long-Term Incentive Plan Structure
In February 2026, the Committee retained the addition of Incentive Cumulative Total Revenue that was introduced for 2025-2027 (along with retaining the historic Incentive ROIC metric), and removed Incentive Cumulative Earnings Per Share as a metric for PRSUs for the 2026-2028 performance period. This change reinforces Tennant’s current enterprise strategy of driving revenue growth at a higher rate and holding management accountable for both profitability and effective use of our balance sheet. Accordingly, the 2026-2028 LTIP PRSU metrics will be Cumulative Total Revenue at 50% weighting, and Return on Invested Capital (ROIC) at 50% weighting. In addition, commencing in 2026, all equity awards will provide for acceleration of vesting only upon a “double trigger” event following a change in control, replacing the prior single trigger acceleration provisions (see description below under “Agreements and Arrangements with Named Executives — Equity Plan and Award Agreement Acceleration Provisions”). There were no other changes to equity award mix, vesting, or other key award parameters.
Other Plans, Benefits and Agreements
Named Executives may also receive payments through various other agreements and the plans described below or in the event of special circumstances. These agreements and plans are typically required in the competitive environment to attract and retain talent.
Executive Officer Health Program
Our executive officers are eligible to participate in an executive physical program approved by the Committee to facilitate the health and wellness of our executive leaders. Pursuant to the program, we will cover the cost of all necessary standard preventative health tests and assessments in connection with the annual physical examination.

Commuting Expense Reimbursement for Ms. West
As previously disclosed, in February 2023, the Compensation Committee approved the Company’s reimbursement of reasonable commuting expenses actually incurred by Ms. West in each calendar year up to an annual limit of $60,000.
Retention, Sign-on, and Other Recognition Awards
From time to time, the Committee grants retention, sign-on, or other recognition awards to our executive officers. No such awards were granted to any Named Executives for 2025.
Retirement Savings Plan
Our Named Executives are generally eligible to participate in the broad-based welfare benefit programs that we sponsor, including the Tennant Company Retirement Savings Plan (“Savings Plan”). The Savings Plan is available to all eligible employees, as defined by the plan, and allows for pre-tax elective deferrals, Roth contributions and a matching contribution by us of up to 3% of eligible compensation up to $350,000. In addition, the Savings Plan allows profit-sharing contributions by us based on the relevant metric set. This additional profit-sharing contribution is paid into each eligible employee’s account under the Savings Plan unless the amount exceeds 3.5% of eligible compensation, in which case 3% is paid into the eligible employee’s account and the balance of the actual calculated profit-sharing amount is paid in cash to the employee. Based on the Adjusted EBITDA$ achieved in 2025, the Committee determined not to make a profit-sharing contribution for 2025. For 2026, the Committee approved a redesign of the retirement plan that is market competitive by eliminating the profit-sharing plan and reallocating funds into the employer match of 100% up to 6.0% of eligible compensation.
Supplemental Retirement Savings Plan (Non-Qualified Deferred Compensation)
Our Named Executives are eligible for supplemental non-qualified benefits under our Non-Qualified Deferred Compensation Plan. The intention of this plan is to provide participating individuals with benefits that would otherwise be available to them under our Savings Plan but for the application of limitations on benefits imposed by the Internal Revenue Code. The amounts deferred in this plan are listed in the “Excess” column in the All Other Compensation Table which is included as a footnote to the Summary Compensation Table. This plan allows employee participants to defer the receipt of base salary and CIP payments and non-employee directors to defer receipt of annual retainers as follows:
•
executive officers, including Named Executives, may elect to defer 0-50% of their base salary and 0-100% of their CIP payout; and

•
non-employee directors may elect to defer 0%, 50% or 100% of their annual retainer.

Participants under the deferral plan may annually elect distribution of amounts to be deferred for the upcoming year at termination or as an in-service distribution. Participants can invest deferred amounts into vehicles that closely mirror the Company’s 401(k) investment options.
Certain management and Named Executives may defer income on a pre-tax basis in excess of the deferral amounts allowed under our Savings Plan. Participating employees may receive discretionary company contributions under this plan in the form of excess profit sharing not available to them under the Savings Plan. In addition, participants are eligible to receive matching contributions not available to them under the Savings Plan. Under the terms of this plan, matching contributions and annual profit-sharing contributions are based on formulas applicable to them in the Savings Plan but not available because of qualified plan limitations. Participants’ accounts are fully vested, at all times, except that a participant forfeits all company discretionary matching contributions and profit-sharing contributions in the event of termination for cause. Pursuant to this plan, “cause” means (i) the participant’s gross negligence, fraud, disloyalty, dishonesty or willful violation of any law or significant policy, to the extent committed in connection with the position; or (ii) the participant’s failure to substantially perform (for reasons other than disability) the duties reasonably assigned or appropriate to his or her position. In each case, the participant’s behavior must have resulted in a material adverse effect on our company or an affiliate. The timing of payment of benefits attributable to amounts contributed or deferred after January 1, 2003, including company contributions and gains and losses credited thereon, varies based on the type of contribution or deferral.
Executive Employment Agreements, Management Agreements and Executive Officer Severance Plan
We have entered into Executive Employment Agreements and Management Agreements with Mr. Huml and Mr. Zay. In exchange for the benefits we provide under these agreements, the Named Executives are required to agree to certain confidentiality, non-competition and cooperation covenants, which the Committee believes are valuable when an executive’s employment terminates. In addition, the Committee believes that we should provide an inducement for executive officers to remain in our service in the event of any proposed or anticipated change in control to facilitate an orderly transition, without placing the executive in a position where he or she is concerned about being terminated without compensation in connection with such a transaction. We also require executive officers to sign a release of their claims against us as a condition to receiving payments from us, and this release and the other covenants are more likely to be enforceable as a result of the benefits we provide under these arrangements. A description of these agreements is included under “Agreements and Arrangements with Named Executives.”
Any executive officer hired or appointed to their role since October of 2018, including Mses. West, Erickson, and Balinski, participates in the Executive Officer Severance Plan. The key terms governing a separation of an executive officer under the plan are substantially the same as those covering the other Named Executives with a few key differences. A description of the plan is included under “Agreements and Arrangements with Named Executives.”
Generally, the arrangements only provide for benefits in the event the executive is terminated without cause, provided that certain benefits are also provided if the executive voluntarily terminates his or her employment for good reason under the agreements. The Committee believes that a termination by an executive for good reason may be conceptually the same as termination by us without cause. This is particularly true in the case of a change in control where a potential acquirer would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance benefits. These arrangements are described below under “Agreements and Arrangements with Named Executives.” No cash severance becomes due merely upon a change in control, but rather only if the executive officer’s employment is terminated without cause or if the executive officer terminates for good reason following the change in control, which is often referred to as a “double trigger.”
The form and level of benefits provided under these agreements have been approved by the Committee based on historical practices and general information about the level of benefits provided by other companies with whom we compete for executive talent.
Historically and in 2025, our equity awards for all employees generally provided for acceleration of vesting, or lapse of restrictions, upon a change in control. Commencing in 2026, our equity awards provide for double trigger acceleration.
Compensation Policies
Recoupment Policies
We have a clawback policy that requires reasonably prompt recovery of any excess incentive-based compensation paid to our current and former executive officers during the three-year period preceding an accounting restatement caused by non-compliance with financial reporting requirements if such compensation was based on misstated financial results.
We have an additional clawback policy that is applicable to a broader group of current and former leaders and managers that provides for similar recoupment rights and permits use of discretion in determining appropriate amounts to be repaid. This policy applies to current and former employees designated as access persons under our insider trading policy (persons with access to detailed financial and other insider information, a group that includes all executive officers).
We also have a policy applicable to current and former access persons, including our executive officers, providing for our right to recover certain compensation, including incentive and other equity compensation, in the event a covered employee engages in certain misconduct, including conduct that might reasonably be expected to cause reputational or other harm to our company, with the amount subject to repayment determined by our Committee.
Executive Officer Stock Ownership Guidelines
To align executive officers’ interests with shareholders’ interests, the Committee expects executive officers to acquire significant equity ownership. The guidelines require that within five years of service in an executive role, each executive must have achieved an equity ownership level equal to a specified multiple of his or her base salary.
The minimum equity ownership levels are five times annual base salary for our CEO, three times annual base salary for our CFO and two times annual base salary for the other Named Executives. Ownership levels are calculated based on actual shares owned plus the estimated after-tax value of restricted and unrestricted shares, restricted stock units and shares held under benefit plans. The calculation uses a stock value as of the close of market on December 31 of the year immediately preceding the year of calculation.
Mses. Erickson and West and Messrs. Huml and Zay have achieved their ownership level requirements. Ms. Balinski, a newer executive, remains subject to a holding period requirement until she achieves her ownership requirement.
As of February 1, 2024, we no longer include stock options or unearned performance shares in our calculation of stock ownership when assessing compliance with the Company’s stock ownership guidelines for non-employee directors and executive officers. When assessing compliance with those guidelines, we include direct shares owned, vested restricted stock and restricted stock units, and the after-tax value of unvested restricted stock and restricted stock units in the calculations. There is no minimum timeline to meet stock ownership guidelines. Non-employee directors and executives not in compliance with stock ownership guidelines must retain 50% of the net shares received from the vesting of any stock award or exercise of any stock option until in compliance with the guidelines. For purposes of transition, and to allow our executives and directors time to adjust their personal financial situation to align with new stock holding requirements, for the first two years following the revisions to the policy, non-employee directors and executive officers may sell additional shares as follows:
•
for the first 12 months, directors or executive officers may sell up to 20% of the shares they directly owned as of February 1, 2024, limited to no more than the shares they acquired in such 12-month period; and

•
for the next 12 months, directors or executive officers may sell up to 10% of the shares they directly owned as of February 1, 2025, limited to no more than the shares they acquired in such 12-month period.

Granting of Equity Awards
We have an equity award approval policy to ensure that all equity awards are approved pursuant to proper authority, follow a consistent process, and are reflected in appropriate documentation. Under the policy, equity awards are granted at times when the quarterly trading window is open under our insider trading policy. This policy ensures that the exercise price or number of shares is determined by reference to a stock price that reflects current public information. The policy includes procedures for granting equity awards to executive officers and non-employee directors, as well as all other employees. Under our plans, the exercise price of stock options is based on the fair market value on the date of grant and defines fair market value as the closing price of our common stock on the preceding trading day.
Deductibility of Executive Compensation
Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to the covered employee exceeds $1,000,000. “Covered employees” include any person who served as CEO or CFO at any time during a tax year, as well as any person who was ever identified as a covered employee in 2017 or any subsequent year. While the Committee is mindful of the benefit to us of the deductibility, it believes that we should maintain flexibility in compensating our executive officers in a manner that best promotes our corporate objectives.
Compensation Committee Report
The Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the Compensation Committee
David Windley (Chair)	Carol S. Eicher
Azita Arvani	Timothy R. Morse

Summary Compensation Table
The following table sets forth the cash and non-cash compensation awarded to, earned by or expensed with respect to, the Named Executives.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)	Total ($)
David W. Huml President and Chief Executive Officer	2025	992,385	—	3,400,027	—	189,557	—	90,895	4,672,864
	2024	947,500	—	3,055,398	—	957,390	—	174,952	5,135,240
	2023	873,750	—	2,046,033	682,032	1,760,000	—	158,329	5,520,144
Fay West Chief Financial Officer and Principal Accounting Officer
	2025	592,095	—	954,369	—	79,150	—	102,964	1,728,577
	2024	574,928		926,666	—	400,132	—	138,339	2,040,065
	2023	558,183	—	674,723	224,923	787,188	—	110,887	2,355,904
Richard H. Zay Chief Commercial Officer	2025	526,370	—	848,447	—	70,366	—	33,492	1,478,675
	2024	511,069	—	823,776	—	355,688	—	80,691	1,771,224
	2023	492,308	—	599,802	199,937	699,752	—	52,453	2,044,252
Kristin A. Erickson Senior Vice President, General Counsel	2025	557,890	—	628,221	—	51,033	—	29,312	1,266,456
	2024	424,655	—	609,846	—	257,998	—	60,382	1,352,881
	2023	386,925	125,000	367,169	122,388	469,968	—	40,490	1,511,940
Barbara A. Balinski Senior Vice President, Chief Transformation Officer	2025	393,972	—	555,645	—	—	—	23,865	973,482
	2024	385,364	—	481,620	—	228,213	—	51,954	1,147,151
	2023	337,545	—	321,838	107,280	411,898	—	33,185	1,211,746

(1)
Amount reported for Ms. Erickson’s base salary for 2025 consists of her base salary of $445,390, plus $112,500 in stipend payments she received for her interim leadership role of the human resources department. The stipend amount was not used in calculating other elements of Ms. Erickson’s compensation that are tied to base salary.

(2)
Amount reported for Ms. Erickson for 2023 bonus reflects a discretionary bonus for her prior interim leadership role of the human resources department.

(3)
Amounts represent the aggregate grant date fair value of the annual restricted stock and PRSU awards (at target) that were granted in each fiscal year. Grant date fair values are calculated in accordance with FASB ASC Topic 718. See Footnote 19 “Share-Based Compensation” to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2025, for the assumptions used in this calculation. The grant date fair value of each restricted stock and PRSU award and the targeted grant date value of each PRSU award were computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date.

		2025-2027 PRSUs ($)
	Restricted Stock ($)	Target	Maximum
David W. Huml	1,700,014	1,700,014	3,400,027
Fay West	477,184	477,184	954,369
Richard H. Zay	424,223	424,223	848,447
Kristin A. Erickson	314,111	314,111	628,221
Barbara A. Balinski	277,823	277,823	555,645

(4)
Amounts represent the aggregate grant date fair value of stock options that were granted in each fiscal year, as computed in accordance with FASB ASC Topic 718. See Footnote 19 “Share-Based Compensation” to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2025, for the assumptions used in this calculation.

(5)
Amounts reflect annual incentive payments under our CIP. As described above, the Committee exercised its discretion to reduce to zero Ms. Balinski’s 2025 CIP payout in recognition of the disruption associated with the North America ERP implementation.

(6)
All Other Compensation for 2025 consists of the following:

	Savings Plan		Non-Qualified Plan
Name	401(k) Match ($)	Profit Sharing ($)(a)	Excess Match and Profit Sharing ($)(a)	Executive Long-Term Disability ($)	Other ($)(b)	Total ($)
David W. Huml	10,500	—	41,950	13,808	24,637	90,895
Fay West	10,500	—	19,267	7,256	65,941	102,964
Richard H. Zay	10,500	—	15,962	5,361	1,669	33,492
Kristin A. Erickson	10,500	—	13,977	4,208	627	29,312
Barbara A. Balinski	10,500	—	8,166	3,111	2,088	23,865

(a)
Based on the Adjusted EBITDA$ achieved in 2025, the Committee approved profit-sharing contribution of 0% of eligible compensation up to $350,000, under the Savings Plan for 2025. The Excess Profit Sharing reflects contributions to non-qualified deferred compensation accounts for 401(k) plan matching contributions and profit-sharing payouts above the $350,000.

(b)
Amounts reflect: (i) executive physical benefits for Mses. West and Balinski and Mr. Huml, (ii) for Ms. West, reimbursement of commuting expenses, and (iii) payments made to each Named Executive Officer to cover the cost of correcting the Company’s inadvertent administrative tax withholding error in the following amounts: Mr. Huml — $18,530, plus $2,468 for reimbursement of related expenses and $2,069 for reimbursement of related taxes; Ms. West — $1,402, plus $2,127 for reimbursement of related expenses and $1,783 for reimbursement of related taxes; Mr. Zay — $1,669; Ms. Erickson — $627; and Ms. Balinski — $395.

Grants of Plan-Based Awards in Fiscal 2025 Table
The following table presents information regarding each grant of an award under our compensation plans made during 2025 to the Named Executives.
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David W. Huml
Executive Officer Cash Incentive Plan(2)			125,000	1,000,000	2,000,000
PRSU Award(3)	2/21/25	2/11/25				3,146	19,067	38,134		1,700,014
Restricted Stock Award(4)	2/21/25	2/11/25							19,067	1,700,014
Fay West
Executive Officer Cash Incentive Plan(2)			52,194	417,550	835,100
PRSU Award(3)	2/21/25	2/10/25				883	5,352	10,704		477,184
Restricted Stock Award(4)	2/21/25	2/10/25							5,352	477,184
Richard H. Zay
Executive Officer Cash Incentive Plan(2)			46,401	371,210	742,420
PRSU Award(3)	2/21/25	2/10/25				785	4,758	9,516		424,223
Restricted Stock Award(4)	2/21/25	2/10/25							4,758	424,223
Kristin A. Erickson
Executive Officer Cash Incentive Plan(2)			33,653	269,220	538,440
PRSU Award(3)	2/21/25	2/10/25				581	3,523	7,046		314,111
Restricted Stock Award(4)	2/21/25	2/10/25							3,523	314,111
Barbara A. Balinski
Executive Officer Cash Incentive Plan(2)			29,768	238,140	476,280
PRSU Award(3)	2/21/25	2/10/25				514	3,116	6,232		277,823
Restricted Stock Award(4)	2/21/25	2/10/25							3,116	277,823

(1)
The actual value to be realized by a Named Executive depends upon the appreciation in value of our common stock and the length of time the award is held.

(2)
Under our 2025 CIP, the threshold amount represents a minimum performance that results in a payout equal to 50% of the lowest weighted measures, which have a 25% weighting, the target award and the maximum payout is 200% of target. Payout amounts are based on achievement of annual goals relating to Adjusted EBITDA$, Adjusted EBITDA% and Incentive Total Revenue.

(3)
Under our 2025-2027 LTIP, the threshold amount of PRSUs represents a minimum performance that results in a payout in shares of common stock equal to 50% of the lowest weighted measures, which have a 33% weighting of the target award and the maximum payout is 200% of target. The PRSUs were granted under the Amended and Restated 2020 Stock Incentive Plan and will vest on December 31, 2027, based on achievement of Incentive ROIC, Incentive Cumulative Earnings Per Share and Incentive Total Revenue goals for the 2025-2027 performance period. No dividend equivalents are paid on PRSUs.

(4)
The shares of restricted stock were granted under the Amended and Restated 2020 Stock Incentive Plan and vest in full on the third anniversary of the grant date. Dividends are accumulated on restricted stock during the vesting period and paid in cash upon vesting.

Outstanding Equity Awards at 2025 Fiscal Year-End
The following table presents information regarding outstanding equity awards held at the end of 2025 by the Named Executives.
	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($/ Share)	Option Expiration Date	Stock Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(3)
David W. Huml	02/26/2019	14,056	—	63.65	02/26/2029	02/28/2023	9,358	689,685	—	—
	02/25/2020	7,470	—	82.29	02/25/2030	02/28/2023	—	—	18,716	1,379,369
	05/11/2020	3,197	—	56.28	05/11/2030	02/27/2024	13,868	1,022,072	—	—
	03/02/2021	25,311	—	78.24	03/02/2031	02/27/2024	—	—	13,868	1,022,072
	03/01/2022	28,257	—	78.78	03/01/2032	02/21/2025	19,067	1,405,238	—	—
	02/28/2023	18,780	9,390	72.88	02/28/2033	02/21/2025	—	—	19,067	1,405,238
Fay West	05/07/2021	8,808	—	85.73	05/07/2031	02/28/2023	3,086	227,438	—	—
	03/01/2022	9,312	—	78.78	03/01/2032	02/28/2023	—	—	6,172	454,876
	02/28/2023	6,193	3,097	72.88	02/28/2033	02/27/2024	4,206	309,982	—	—
						02/27/2024	—	—	4,206	309,982
						02/21/2025	5,352	394,442	—	—
						02/21/2025	—	—	5,352	394,442
Richard H. Zay	02/28/2017	12,565	—	73.20	02/28/2027	02/28/2023	2,743	202,159	—	—
	02/27/2018	13,871	—	67.70	02/27/2028	02/28/2023	—	—	5,487	404,392
	02/26/2019	14,891	—	63.65	02/26/2029	02/27/2024	3,739	275,564	—	—
	02/25/2020	8,068	—	82.29	02/25/2030	02/27/2024	—	—	3,739	275,564
	03/02/2021	8,133	—	78.24	03/02/2031	02/21/2025	4,758	350,665	—	—
	03/01/2022	8,013	—	78.78	03/01/2032	02/21/2025	—	—	4,758	350,665
	02/28/2023	5,505	2,753	72.88	02/28/2033
Kristin A. Erickson	02/27/2018	1,763	—	67.70	02/27/2028	02/28/2023	1,679	123,742	—	—
	02/26/2019	1,874	—	63.65	02/26/2029	02/28/2023	—	—	3,359	247,558
	11/04/2019	327	—	77.31	11/04/2029	02/27/2024	2,768	204,002	—	—
	03/02/2021	4,404	—	78.24	03/02/2031	02/27/2024	—	—	2,768	204,002
	03/01/2022	4,570	—	78.78	03/01/2032	02/21/2025	3,523	259,645	—	—
	02/28/2023	3,370	1,685	72.88	02/28/2033	02/21/2025	—	—	3,523	259,645
Barbara A. Balinski	04/26/2018	1,878	—	73.90	04/26/2028	02/28/2023	1,472	108,486	—	—
	02/26/2019	2,926	—	63.65	02/26/2029	02/28/2023	—	—	2,944	216,973
	03/02/2021	3,860	—	78.24	03/02/2031	02/27/2024	2,186	161,108	—	—
	03/01/2022	3,929	—	78.78	03/01/2032	02/27/2024	—	—	2,186	161,108
	02/28/2023	2,954	1,477	72.88	02/28/2033	02/21/2025	3,116	229,649	—	—
						02/21/2025	—	—	3,116	229,649

(1)
Stock options vest annually in one-third increments beginning on the first anniversary of the grant date.

(2)
Restricted stock vests 100% on the third anniversary of the grant date.

(3)
Based on the per share closing market price of our common stock on December 31, 2025, of $73.70.

(4)
If specified performance conditions are met, the PRSUs granted in 2023 for the 2023-2025 performance period will vest on December 31, 2025, the PRSUs granted in 2024 for the 2024-2026 performance period will vest on December 31, 2026, and the PRSUs granted in 2025 for the 2025-2027 performance period will vest on December 31, 2027. The number of shares the Named Executive will receive upon vesting of the PRSUs is dependent upon the achievement of goals with respect to Incentive ROIC and Incentive Cumulative Earnings Per Share for the 2023-2025, 2024-2026 and 2025-2027 performance periods. The number of PRSUs reported in the table for grants made in 2023, 2024 and 2025 is the target number established by the Compensation Committee.

Option Exercises and Stock Vested in 2025
The following table presents information regarding the exercising of stock options and vesting of restricted stock awards held by the Named Executives for 2025.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David W. Huml	—	—	29,236	2,584,813
Fay West	—	—	9,635	851,849
Richard H. Zay	7,053	247,951	8,290	732,935
Kristin A. Erickson	—	—	4,728	418,012
Barbara A. Balinski	—	—	4,064	359,307
Non-Qualified Deferred Compensation in 2025
Two elements of Total Direct Compensation may be deferred: base salary and CIP payouts. Named Executives may elect to defer 0-50% of their base salary and 0-100% of their CIP payout. For additional explanation of our non-qualified deferred compensation plan, see “Compensation Discussion and Analysis  —  Other Plans and Agreements  —  Supplemental Retirement Savings Plan (Non-Qualified Deferred Compensation).”
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last FYE ($)(5)
David W. Huml	156,997	41,950	303,169	—	2,446,979
Fay West	—	19,267	20,910	—	159,055
Richard H. Zay	—	15,962	49,775	—	349,246
Kristin A. Erickson	—	13,977	13,353	—	105,240
Barbara A. Balinski	—	8,166	9,034	—	72,940

(1)
Executive officers are eligible to voluntarily defer a portion of their base salary and CIP payouts. Amounts represent deferrals by executive officers in 2025.

(2)
Reflects matching and/or discretionary contributions made under this plan for 2025. These amounts are also included in the All Other Compensation column of the Summary Compensation Table.

(3)
Change in market value based on elected investment funds.

(4)
Executive officers may elect a lump-sum payment or an installment distribution payable for up to ten years after separation.

(5)
The following amounts were also reported as compensation for our Named Executives in the Summary Compensation table in prior years. Named Executives are only listed below for the years for which they were included in the Summary Compensation Table and Named Executives who were first listed in the Summary Compensation Table this year are not listed below:

Name	Year	Non-Qualified Deferred Compensation Earnings ($)	Excess ($)
David W. Huml	2024	—	70,875
	2023	—	65,185
	2022	773	56,975
	2021	772	43,444
	2020	430	85,424
	2019	—	18,441
	2018	208	7,224
	2017	593	5,990
Fay West	2024	—	30,513
	2023	—	28,243
	2022	—	21,637
Richard H. Zay	2024	—	25,975
	2023	—	21,366
	2022	243	20,933
	2021	423	20,329
	2020	317	24,227
	2019	—	19,637
	2018	138	5,846
	2017	364	7,926
	2016	46	13,386
	2015	—	9,156
	2014	—	5,282
Kristin A. Erickson	2024	—	16,489
	2023	—	11,223
	2022	25	10,965
Barbara A. Balinski	2024	—	13,568
	2023	—	7,164
Agreements and Arrangements with Named Executives
In October 2018, the Compensation Committee adopted the Executive Officer Severance Plan (the “Severance Plan”) to provide executive officers who are not party to Executive Agreements (as defined below) severance benefits following certain termination scenarios. New executive officers participate in the Severance Plan in lieu of entering into separate agreements with the company, a practice which has become less common. The benefits under the Severance Plan are substantially the same as the benefits provided under the existing Executive Agreements (as defined below) with the other Named Executives.
We are a party to agreements with Mr. Huml and Mr. Zay, that together establish the terms of the employment relationship between the company and the executive, the terms under which that relationship may be ended, and the rights and obligations of the parties after the employment relationship ends. Collectively, these agreements are referred to as the “Executive Agreements” and consist of an Executive Employment Agreement and a Management Agreement.
The Executive Agreements address various termination of employment scenarios, including an executive’s involuntary termination without cause, an executive’s voluntary termination for good reason, and an executive’s death or disability. No severance payments are made to executive officers who are terminated for cause. An executive agrees under the Executive Agreements not to compete with the company during employment or for a period of 12 months after employment ends, not to disclose confidential information during or after employment for as long as the information retains its confidential nature, and not to solicit employees or customers for a period of 12 months after employment ends. Severance payments as described below under the Executive Agreements are conditioned on an executive remaining in compliance with these requirements, including an obligation to inform us of any potentially competitive activities during the 12-month post-employment period, and signing a release of claims in favor of the company. The Executive Agreements also provide that severance payments under those agreements will be reduced by the amount of any other severance compensation an executive is eligible to receive from us under any other agreement or plan of ours providing compensation in the event of involuntary termination.
Executive Employment Agreements
The Executive Agreements with the Named Executives describe the rights and obligations of the company and the executive in connection with the executive’s separation from employment in situations other than following or in connection with a change in control. Under the Executive Agreements:
•
Upon any termination of employment, an executive will receive any earned but unpaid base salary and CIP payments for the preceding year.

•
Upon a termination due to death or disability, an executive (or beneficiary) will also receive base salary through the last day of the calendar month in which the termination occurs.

•
Upon termination by the company without cause or by the executive for good reason, the executive is entitled to receive (i) an amount equal to one year’s base salary (or, for the CEO, two years’ base salary), (ii) an amount equal to a pro-rata portion of the award that would have been payable to the executive under the CIP for the year of termination had the executive been employed for the full year, based on the actual performance of objectives, with such amount before proration not to exceed an award based on target performance, and (iii) benefits continuation for up to 12 months (or, for the CEO, 18 months) after termination.

The timing of the payment of the foregoing amounts is as follows: the executive is paid his or her base salary in accordance with regular payroll practices for a period of 12 consecutive months (or, for the CEO, 24 consecutive months) following the date of termination, provided that if the payment of base salary exceeds the amount that would cause it to be considered a deferral of compensation under Section 409A of the Internal Revenue Code, the excess will be paid in a lump sum within 2 1∕2 months of the termination date; the executive’s CIP payment is made at the normal payment date, but in no event later than 2 1∕2 months after the end of the CIP plan year; and the medical, dental and group life insurance contributions will be paid for a period of up to 12 months (or, for the CEO, 18 months) after the termination date, unless the executive is no longer eligible for COBRA continuation coverage or fails to timely pay the employee portion of such premiums.
For purposes of the Executive Agreements, “cause” means (i) executive’s material breach of the agreement that is not remedied within 30 days after receiving written notice from us, (ii) an executive’s dishonest act(s) intended to result in gain or personal enrichment at our expense, (iii) an executive’s persistent, willful and deliberate failure to perform his or her duties that constitutes gross neglect and is not remedied within 90 days of receipt of written notice from us, (iv) an executive’s indictment or conviction for a felony if the underlying acts are substantially detrimental to the company or its reputation, or (v) executive’s material violation of any company policy.
For purposes of the Executive Agreements, “good reason” means the occurrence of the following without executive’s consent: (i) material breach of the agreement by the company, or (ii) a material diminution in the executive’s authority, duties or responsibilities other than for cause or on account of disability, provided that in either case the executive gives the notice within 90 days of the first occurrence of the condition and we fail to remedy it within 30 days after receipt of written notice.
Management Agreements
Recognizing the need to retain executive officers if there is a possible change in control, and in order to facilitate an orderly transition in the event of an actual change in control, the Management Agreements with the Named Executives provide for severance compensation if an executive is terminated under certain circumstances after or in connection with a change in control. Under the Management Agreements:

•
If within three years of a change in control an executive is involuntarily terminated without cause or terminates his or her employment for good reason, then change-in-control severance compensation consists of (i) an amount equal to three times the executive’s annual compensation, (ii) a pro-rata payment of the executive’s CIP award for the year of termination, assuming all performance targets had been met, and (iii) an amount equal to 18 times our portion of the monthly premium cost (as of the termination date) for group medical, dental and basic life insurance coverage, to the extent the executive was covered by such plans on the termination date; the foregoing payments will be made in a lump sum within 2 1∕2 months after the termination date.

•
If an executive is involuntarily terminated or terminates his or her employment for good reason prior to an event that would otherwise constitute a change in control, such termination is in connection with or in anticipation of a change in control, and a change in control ultimately occurs, then change-in-control severance compensation will be payable consistent with the first bullet point above, except that the severance pay will be paid within 2 1∕2 months after the change in control.

•
If an executive’s employment is terminated due to death or disability, the executive (or beneficiary) will receive base salary paid through the end of the month in which termination occurs.

For purposes of the Management Agreements, “cause” is defined more narrowly than under the Executive Agreements and means (i) an executive’s persistent, willful and deliberate failure to perform his or her duties that constitutes gross neglect and is not remedied within 90 days of receipt of written notice from us, or (ii) an executive’s indictment or conviction for a felony if the underlying acts are substantially detrimental to the company or its reputation.
For purposes of the Management Agreements, “good reason” is defined more broadly than under the Executive Agreements and includes the following in addition to the factors cited in the Executive Agreements: (i) the executive’s duties, responsibilities, or authority are materially diminished as compared to his or her duties, responsibilities, or authority before the change in control, for reasons other than cause or disability, including, but not limited to, a material reduction in the executive’s budget authority or number of direct reports or executive’s removal from any position or office held, (ii) a material reduction in the executive’s base salary or target incentive opportunity, (iii) a material reduction in the authority, duties, or responsibilities of the person to whom the executive reports, (iv) any successor fails to assume the Management Agreement, (v) the executive is required to relocate to any place other than a location within 25 miles of the location at which the executive performed duties immediately prior to the change in control, or (vi) the executive is required to travel on company business to a substantially greater degree than required immediately prior to the change in control. For good reason to exist, the executive must give the company notice within 90 days of the first occurrence of the good reason condition, we must fail to remedy it within 30 days after receipt of written notice, and the executive must resign within six months following the date the executive provided written notice.
For purposes of the Management Agreements, “annual compensation” means (i) the executive’s highest annual base salary rate, as established by the company, in effect during the term of the Management Agreement, plus (ii) the higher of (a) the executive’s target short-term incentive plan award for the plan year that includes the termination date or (b) the average short-term incentive plan award payable to the executive by the company for the three full plan year period ending immediately prior to the plan year that includes the termination date (or the entire period that the executive participated in the short-term incentive plan, if less than three full plan years). For this purpose, annual compensation is calculated prior to any deductions for any elective deferrals the executive may have made to a deferred compensation plan of the company.
For purposes of the Management Agreements, “change in control” means (i) 50% or more of directors are individuals who were not appointed by the Board to fill vacancies on the Board or were not supported by the Board for election by shareholders or were elected or appointed by the Board in connection with an actual or threatened proxy contest, (ii) 35% or more of common stock or of the voting power of securities generally is acquired or beneficially owned by an individual, entity or group (subject to certain exceptions for certain affiliates and employee benefit plans), (iii) we consummate a merger with or into another entity, unless the voting securities of the surviving entity are more than 50% controlled by shareholders prior to the merger and in substantially the same proportions, and no individual, entity or group beneficially owns more than 35% of the surviving entity, (iv) we consummate an exchange of voting securities for cash, securities or other property, unless shareholders receive in the exchange voting securities of a parent corporation that are more than 50% owned by shareholders prior to the exchange in substantially the same proportions, and no individual, entity or group beneficially owns more than 35% of the parent corporation, (v) we consummate a sale or other disposition of all or substantially all of our assets, (vi) shareholders approve a definitive plan to liquidate or dissolve the company, (vii) the company enters into an agreement relating to a change in control as described in clauses (i) through (v) above and such change in control occurs within two years of such agreement, or (viii) a tender or exchange offer or proxy contest is commenced that results, within two years, in a change in control described in clauses (i) or (ii) above.
Change-in-control severance compensation under the Management Agreements, as well as any other compensation under other plans or agreements that are contingent upon a change in control, may be reduced to the extent necessary to avoid excise taxation to the executive and non-deductibility to the company under federal income tax laws applicable to “parachute payments.”
Executive Officer Severance Plan
The Severance Plan provides eligible executive officers severance benefits following certain termination scenarios before or after a change in control of the company. Mses. West, Erickson, and Balinski are participants in the Severance Plan but are not parties to the Executive Agreements described above.
The benefits for an executive officer under the Severance Plan for a separation from employment in situations other than following or in connection with a change in control are substantially the same as those benefits provided to the Named Executives under the Executive Agreements described above except that there is no benefit provided for good reason employment separations. The benefits for an executive officer under the Severance Plan for a separation from employment under certain circumstances after or in connection with a change in control include a lump-sum cash payment equal to two times the executive officer’s annual compensation, which is less than the three times annual compensation amount provided under the Executive Agreements, as well as other severance benefits that are substantially the same as those benefits provided under the Executive Agreements described above.
With respect to addressing any potential parachute payments subject to Section 280G of the Internal Revenue Code, the Severance Plan includes a “net best” provision providing that the amount of any severance payments and benefits that the executive otherwise would be entitled to receive would be reduced to the extent necessary to avoid the excise tax under the Internal Revenue Code, but only if such reduction would result in the executive retaining a greater amount of such payments and benefits on an after-tax basis than had no reduction been made.
Equity Plan and Award Agreement Acceleration Provisions
Our equity-based incentive plans and the award agreements under those plans also call for compensation to be provided under certain circumstances in connection with an executive officer’s termination of employment or a change in control. Our equity incentive plans allow for acceleration of stock options upon an executive’s death, disability, or retirement and upon a change in control. Upon death or disability, options generally become exercisable in full, and may be exercised at any time, or from time to time, within five years of the executive’s date of death or date of termination due to disability. Upon voluntary retirement, options generally become exercisable in full and may be exercised within three months of the date of the executive’s retirement, or if the executive has given the company at least six months’ prior written notice of such retirement, within five years of the executive’s date of retirement. For purposes of our equity compensation plans, “retirement” is generally defined as (i) termination on or after age 55, provided that the executive has been employed by the company or its affiliates for at least ten years, or (ii) termination of employment on or after age 62. Upon a change in control, options generally become exercisable in full, subject to our right to cash out the options by paying the spread.
The plans generally allow for a pro-rata portion of any restricted stock units to be paid out upon an executive’s death, disability, or retirement. For time-based restricted stock units, the executive, or his or her successor, shall be entitled to the number of units under outstanding awards, pro-rated for the portion of the term of the awards during which the executive was employed. With respect to performance-based restricted stock units, the payment is based on the extent to which achievement of performance targets were satisfied at the end of the performance period and pro-rated for length of employment within the performance period. Upon a change in control, restricted stock units will immediately vest and be paid in full, with PRSUs vesting at the target level.
A pro-rata share of restricted stock is generally payable upon the executive’s death, disability, or retirement. The executive, or his or her successor, shall be entitled to the number of shares of restricted stock under outstanding awards, pro-rated for the portion of the term of the awards during which the executive was employed. All restrictions are lifted with respect to such pro-rated shares. Upon a change in control, restricted stock will immediately vest in full.
Commencing with awards granted in 2026, all equity awards will vest only upon a “double trigger,” requiring a qualifying termination within two years following a change in control. In the event of a change in control, performance-based restricted stock units will convert to time-based restricted stock units at the target level of performance for the remainder of the performance period, which awards will vest in the event of a qualifying termination within two years following a change in control. A qualifying termination includes an involuntary termination without cause or resignation of employment for good reason.
Potential Payments upon Termination or Change in Control
If a termination event or change in control occurred on December 31, 2025, the total compensation that would have been payable pursuant to the Executive Agreements or the Severance Plan, as applicable, to each Named Executive who was serving as an executive officer of the company on such date is set forth in the tables below.
Payments Due Upon Termination Without Cause or Termination for Good Reason — 2025(1)
The amounts below for Messrs. Huml and Zay reflect the payments due under their Executive Agreements in connection with a termination without cause or for good reason under circumstances unrelated to a change in control. The amounts below for Mses. West, Erickson, and Balinski reflect the payments due under the Executive Officer Severance Plan upon a termination without cause under circumstances unrelated to a change in control. No benefits are due under the Executive Officer Severance Plan in the event of a termination for good reason under circumstances unrelated to a change in control.
Name	Cash Severance ($)	CIP ($)	Benefits ($)	Total ($)
David W. Huml	2,000,000	189,557	9,817	2,199,374
Fay West	596,500	79,150	144	675,794
Richard H. Zay	530,300	70,366	21,524	622,190
Kristin A. Erickson	448,700	51,033	13,947	513,681
Barbara A. Balinski	396,900	—	14,775	411,675
Payments Due Upon Termination Within Three Years of the Change-in-Control Event(1)
Name	Cash Severance ($)	CIP Target ($)	Benefits ($)	Total ($)
David W. Huml	6,260,058	1,000,000	9,817	7,269,875
Fay West	2,146,238	417,550	216	2,564,004
Richard H. Zay	2,840,142	371,210	32,286	3,243,638
Kristin A. Erickson	1,469,464	269,220	20,921	1,759,605
Barbara A. Balinski	1,295,112	238,140	22,163	1,555,415

(1)
Named Executives would also have accelerated vesting of restricted stock, stock options, and restricted stock units (with PRSUs vesting at the target level). See the Accelerated Awards Upon Change in Control or Termination Due to Death, Disability or Retirement Table directly below.

Accelerated Awards Upon Change in Control or Termination Due to Death, Disability or Retirement
Name	Value of Accelerated Awards under CIC ($)	Values of Accelerated Awards under Death, Disability or Retirement ($)
David W. Huml	6,931,373	4,732,516
Fay West	2,093,703	1,465,156
Richard H. Zay	1,861,266	1,302,487
Kristin A. Erickson	1,299,976	887,645
Barbara A. Balinski	1,108,185	751,509
Ceo Pay Ratio
As required under and calculated in accordance with Item 402(u) of Regulation S-K, we have determined a reasonable estimate of the ratio of the annual total compensation of Mr. Huml, our President and Chief Executive Officer, to the annual total compensation of our median-compensated employee is 84:1. This ratio was calculated as described below using the annual total compensation of our selected median-compensated employee of 55,817 and the annual total compensation of Mr. Huml of 4,672,864. The annual total compensation for our median employee was calculated in accordance with the rules applicable to the Summary Compensation Table.
The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios. Although allowed under the SEC requirements, we have not excluded any employees from the calculation.
Our median employee for 2025 was identified from among our active employee population as of October 1, 2025. For our consistently applied compensation measure (“CACM”), we used annualized base salary. We did not apply any cost-of-living adjustment or differential to the CACM. Compensation paid in currencies other than U.S. dollars was converted to U.S. dollars based on average exchange rates for the 12-month period ended September 30, 2025. We then rank ordered the employee population using our CACM to identify the median employee.
Pay Versus Performance
As required by the pay versus performance rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 402(v) of Regulation S-K, we are providing the following information regarding the relationship between “compensation actually paid” (“CAP”) to our Named Executives (“NEOs”) and certain of our financial performance metrics for each of the past five fiscal years.
Amounts included as CAP do not represent the value of cash compensation and equity awards actually received by our Named Executives but instead are amounts calculated pursuant to SEC rules and which result in adjustments to the amounts reported above in the summary compensation table. Shareholders should refer to the discussion of our compensation philosophy and programs described above under “Executive Compensation,” including the “Compensation Discussion and Analysis,” for a complete discussion of our compensation programs and their connection to our performance. Our Compensation Committee did not consider the following Pay Versus Performance analysis and disclosures in making compensation decisions with respect to any fiscal year shown below.

Pay Versus Performance Table
The following table sets forth additional compensation information for our CEO and our other non-CEO Named Executives (“Other NEOs”) (averaged) along with total shareholder return, net income, and Adjusted EBITDA$ performance results for fiscal 2025, 2024, 2023, 2022 and 2021.
	Summary Comp. Table Total for David W. Huml ($)(1)	Summary Comp. Table Total for H. Chris Killingstad ($)(1)	Comp. Actually Paid to David W. Huml ($)(1)(2)	Comp. Actually Paid to H. Chris Killingstad ($)(1)(2)	Average Summary Comp. Table Total for Non-CEO NEOs ($)(1)	Average Comp. Actually Paid to Non-CEO NEOs ($)(1)(2)	Year-end value of $100 invested on 12/31/2020 in:
Year							Tennant Company TSR ($)	S&P 500 Industrials (Sector) (TR) TSR ($)(3)	Net Income (in millions) ($)	Adjusted EBITDA$ (in millions) ($)(4)
2025	4,672,864	—	2,296,423	—	1,361,797	831,603	112.33	189.72	43.8	167.4
2024	5,135,239	—	3,589,214	—	1,577,830	1,211,401	111.68	176.44	83.7	208.8
2023	5,520,144	—	11,455,574	—	1,630,200	2,572,789	125.54	150.20	109.5	192.9
2022	4,104,578	—	2,122,227	—	1,325,442	729,779	82.27	127.15	66.3	133.7
2021	4,303,328	2,709,314	4,921,346	4,658,162	1,375,494	1,482,689	106.64	134.52	64.9	140.2

(1)
For 2025, the CEO was David W. Huml and the Other NEOs were Fay West, Richard H. Zay, Kristin A. Erickson, and Barbara A. Balinski.

For 2024, the CEO was David W. Huml and the Other NEOs were Fay West, Richard H. Zay, Kristin A. Erickson, and Barbara A. Balinski.
For 2023, the CEO was David W. Huml and the Other NEOs were Fay West, Richard H. Zay, Carol E. McKnight, Kristin A. Erickson, and Barbara A. Balinski.
For 2022, the CEO was David W. Huml and the Other NEOs were Fay West, Richard H. Zay, Carol E. McKnight, and Kristin A. Erickson.
For 2021, the CEO was H. Chris Killingstad until February 28, 2021, and then David W. Huml became CEO March 1, 2021, and the Other NEOs were Fay West, Richard H. Zay, Carol E. McKnight, Daniel E. Glusick, Thomas Paulson, and Andrew Cebulla.
(2)
For 2025, CAP was determined by making the following adjustments to Summary Compensation Table totals for equity awards:

	Current CEO ($)	Average of Other NEOs ($)
Summary Compensation Table (“SCT”) Total	4,672,864	1,361,797
Adjustments:
SCT Stock and Option Amounts	(3,400,027)	(746,670)
Year-end fair value of unvested awards granted in the current year	1,920,106	398,138
Difference between fair value as of prior year-end to fair value as of the end of 2025 for unvested awards granted in prior years	(657,954)	(154,769)
Difference in fair values between prior year-end fair values and vesting date fair values for awards granted in prior years for which all applicable vesting conditions were satisfied during fiscal year 2025	(268,173)	(33,657)
Forfeitures during current year equal to prior year-end fair value	—	—
Dividends paid on vesting of restricted stock grants	29,607	6,764
Compensation Actually Paid	2,296,423	831,603
Summary Compensation Table amounts reflect the grant date fair values of equity awards. For CAP calculation purposes, adjustments reflect ASC 718 fair values as of each measurement date. For stock options, this includes updated assumptions for term, stock price volatility, dividend yield, and risk-free rates. For performance-based restricted stock units, this includes actual and forecasted funding results where appropriate.
(3)
Company and peer group total shareholder return (“TSR”) for each year reflects what the cumulative value of $100 would be, including reinvestment of dividends, if such amount were invested on December 31, 2020. For purposes of the table, the Company’s peer group is the S&P 500 Industrials (Sector) (TR), as reflected in our stock performance graph in our Annual Report on Form 10-K, which was filed with the Commission on February 24, 2026.

(4)
Our company-selected measure, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we use to link CAP to our NEOs for fiscal 2025 to our performance, is adjusted earnings before interest, tax, depreciation and amortization in dollars (“Adjusted EBITDA$”), a non-GAAP measure, which is defined above under “Compensation Discussion and Analysis — Key Compensation Decisions for 2025 – 2025 Incentive Plan Structure.”

Relationship Between Pay and Performance
As described above under “Executive Compensation,” including the “Compensation Discussion and Analysis,” we generally seek to (1) create a relationship between pay and performance, (2) attract and retain high caliber key executive officers, (3) motivate executive officers to achieve our goals by placing a significant portion of pay at risk, (4) align the interests of executive officers with those of our shareholders, and (5) discourage risk taking behavior that would likely have a material adverse effect on the company. We do not specifically align our pay program with the disclosure as required under Item 402(v) of Regulation S-K for a particular fiscal year. Nonetheless, in accordance with such rule we are providing the following descriptions of the relationships between information presented in the above Pay Versus Performance Table.
The charts shown below present a graphical comparison of compensation actually paid to our CEO and the average compensation actually paid to our Other NEOs set forth in the Pay Versus Performance Table above, as compared against the following performance measures: our (1) TSR, (2) peer group TSR, (3) net income, and (4) Adjusted EBITDA$. The chart reflecting our TSR and peer group TSR also provide a comparison of our TSR to the peer group TSR for the five-year period.
Total shareholder return in the first chart below, in the case of both the Company and our peer group, reflects the cumulative return of $100 as if invested on December 31, 2020, including reinvestment of any dividends.

Most Important Performance Measures for 2025
As described in greater detail in this Proxy Statement, the Company’s executive compensation programs reflect a pay-for-performance philosophy. The metrics that the Company uses for both long-term and short-term incentive awards are selected generally based on an objective of incentivizing our NEOs to increase the value of the Company for our shareholders and to align compensation with our strategic goals for the Company. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:
Adjusted EBITDA$(1)
Adjusted EBITDA%(1)
Total Revenue
3-Year Average Incentive ROIC(1)
3-Year Incentive Cumulative Earnings Per Share(1)

(1)
Denotes non-GAAP financial measure described above under “Compensation Discussion and Analysis- Key Compensation Decisions for 2025 – 2026 Incentive Plan Structure.”

Equity Compensation Plan Information
The following table provides information about shares of our common stock that may be issued under the company’s equity compensation plans, as of December 31, 2025.
Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants and rights(2)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a))
Equity compensation plans approved by security holders	545,453	$72.38	1,563,640
Equity compensation plans not approved by security holders(3)	8,808	$85.73	—
Total	554,261	$72.78	1,563,640

(1)
Amount includes outstanding awards under the 1997 Non-Employee Director Stock Option Plan, the 2007 Stock Incentive Plan, the Amended and Restated 2010 Stock Incentive Plan, each as amended, the 2017 Stock Incentive Plan and the Amended and Restated 2020 Stock Incentive Plan (the “Plans”). Amount includes shares of our common stock that may be issued upon exercise of outstanding stock options under the Plans. Amount also includes shares of our common stock that may be paid in cash upon exercise of outstanding stock appreciation rights under the Plans. Amount also includes shares of our common stock that may be issued upon settlement of restricted stock units and deferred stock units (phantom stock) under the Plans. Stock appreciation rights, restricted stock units and deferred stock units may be settled in cash, stock or a combination of both. Column (a) includes the number of shares that could be issued upon a complete distribution of all outstanding stock options and stock appreciation rights 291,933 and restricted stock units and deferred stock units 262,328.

(2)
Column (b) includes the weighted-average exercise price for outstanding stock options and stock appreciation rights.

(3)
Consists of outstanding awards granted to Ms. West under the NYSE inducement awards grant exception to its rules for shareholder approval of equity plans in commencement with her employment with the company.

ITEM 3 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
As required by Section 14A of the Securities Exchange Act of 1934, we seek non-binding advisory approval on executive compensation.
Our compensation philosophy is to maintain programs that will attract, retain, motivate and reward high-caliber key executive officers who can create long-term financial success for the company and enhance shareholder return. The Compensation Committee bases its executive compensation decisions on the following core objectives:
•
align executive compensation with our short- and long-term goals and the interests of our shareholders;

•
correlate compensation with performance; and

•
provide a comprehensive compensation package that is competitive with those of similarly sized U.S. durable goods manufacturing companies.

We believe that our long-standing executive compensation programs have been effective at motivating the achievement of strong results even during challenging economic times, creating a relationship between pay and performance and aligning the interests of executive officers with those of our shareholders while discouraging risk-taking behavior that would be likely to have a material adverse effect on the company.
Shareholders are encouraged to read the “Compensation Discussion and Analysis” and associated compensation tables for a more detailed discussion of how our compensation programs reflect our overarching compensation philosophy and objectives.
We are presenting shareholders with the opportunity to submit an advisory approval on the executive compensation program for Named Executives by voting on the following resolution:
“RESOLVED, that the shareholders of Tennant Company approve, on an advisory basis, the compensation paid to the company’s Named Executives as disclosed in the “Compensation Discussion and Analysis” section, and compensation tables and narrative discussion contained in the “Executive Compensation Information” section in this Proxy Statement.”
This advisory approval will not be binding on the Compensation Committee or the Board. However, they will carefully consider the outcome of the vote. If there are a significant number of negative votes, we may seek to understand the concerns that influenced the vote and consider them in making future decisions about executive compensation arrangements.
The Board of Directors, upon recommendation of the Compensation Committee, unanimously recommends a vote FOR the advisory resolution approving the compensation of the company’s Named Executives.

OTHER INFORMATION
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth, as of March 5, 2026 (except as otherwise provided below), information regarding beneficial ownership (including shares subject to options and other convertible securities that are exercisable, will become exercisable, or otherwise will be settled within 60 days of March 5, 2026) by:
•
Beneficial owners of more than 5% of our common stock;

•
Ownership by directors and director nominees;

•
Ownership by the Named Executives as listed in the Summary Compensation Table; and

•
Ownership by all current directors and executive officers as a group.

Except as otherwise noted, the shareholders listed have sole voting and investment powers with respect to the Common Stock owned by them.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock(1)
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	2,821,467 shares in aggregate. BlackRock has sole voting power for 2,791,943 shares and sole investment authority for 2,821,467 shares.(2)	15.7%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,250,515 shares in aggregate. Vanguard Group has sole voting power for 0 shares, shared voting power for 23,486 shares, sole investment authority for 2,207,514 shares and shared investment authority for 43,001 shares.(3)	12.5%
Mairs & Power, Inc. 30 East 7th Street, Suite 2500 St. Paul, MN 55101	1,071,474 shares in aggregate. Mairs & Power has sole voting power for 1,067,773 shares and sole investment authority for 1,071,474 shares.(4)	6.0%
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock(1)
David W. Huml(5)	245,020shares(6)	1.4
Fay West	75,663shares(6)	*
Richard H. Zay	108,192shares(6)	*
Kristin A. Erickson	43,169shares(6)	*
Barbara A. Balinski	36,242shares(6)	*
Patrick E. Allen	437 shares	*
Azita Arvani	20,449shares(6)	*
Carol S. Eicher	31,850shares(6)	*
James T. Glerum, Jr.	8,600shares	*
Maria C. Green	11,219shares	*
Andrew P. Hider	5,497shares	*
Timothy R. Morse	7,624shares	*
Donal L. Mulligan	26,155shares(6)	*
Mark W. Sheahan	2,858shares	*
David Windley	10,436shares(6)	*
All directors and current executive officers as a group (16 persons)	646,594shares(7)	3.5

(1)
An asterisk in the column listing the percentage of shares beneficially owned indicates the person owns less than 1% of the total.

(2)
This information is based on a Schedule 13G/A statement filed with the Securities and Exchange Commission reflecting beneficial ownership as of March 31, 2025. BlackRock, Inc., the parent holding company, reports that iShares Core S&P Small-Cap ETF has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of the total outstanding shares of common stock.

(3)
This information is based on a Schedule 13G/A statement filed with the Securities and Exchange Commission reflecting beneficial ownership as of December 31, 2023.

(4)
This information is based on a Schedule 13G/A statement filed with the Securities and Exchange Commission reflecting beneficial ownership as of December 31, 2025.

(5)
Includes 46,175 shares held by a family trust.

(6)
Includes the following number of shares covered by currently exercisable options or options exercisable within 60 days: Mr. Huml — 106,461; Ms. West — 27,410; Mr. Zay — 73,799; Ms. Erickson — 17,993; Ms. Balinski — 17,204; Ms. Arvani — 3,014; Ms. Eicher — 3,014; Mr. Mulligan — 6,552; and Mr. Windley — 3,014.

(7)
Includes 260,314 shares covered by currently exercisable options, or options exercisable within 60 days, granted to current executive officers (including Named Executives) and directors.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires that directors and executive officers file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Directors and executive officers are required by commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of these forms furnished to us, and written representations from the directors and executive officers, all Section 16(a) filing requirements were met for the year ended December 31, 2025, except for a Form 4 for Mr. Huml that was filed on March 2, 2026 reporting the gift of shares to a trust on April 14, 2025.
Related-Person Transaction Approval Policy
The Board adopted a written related-person transaction approval policy, which sets forth our policies and procedures for the review, approval, or ratification of certain related-person transactions. This policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements, or relationships in which we are a participant and in which a related person has a direct or indirect interest, but exempts the following:
•
payment of compensation by us to a related person for the related person’s service to us in the capacity or capacities that give rise to the person’s status as a “related person” (provided such compensation was approved by the Board or a committee thereof, if such approval was required);

•
transactions available to all employees or all shareholders on the same terms; and

•
transactions which, when aggregated with the amount of all other transactions between the related person and the company, involve less than $120,000 in a fiscal year.

Our Board must approve any related-person transaction subject to this policy before commencement of the related-person transaction or, if the transaction is not identified prior to its commencement, the transaction must be submitted to the Board for ratification. The Board will analyze the following factors, in addition to any other factors the Board deems appropriate, in determining whether to approve a related-person transaction:
•
whether the terms are fair to the company;

•
whether the transaction is material to the company;

•
the role the related person has played in arranging the related-person transaction;

•
the structure of the related-person transaction; and

•
the interests of all related persons in the related-person transaction.

The Board may, in its sole discretion, approve or deny any related-person transaction. Approval of a related-person transaction may be conditioned upon the company and the related person taking such precautionary actions as the Board deems appropriate.
Political Contribution Policy
Upon recommendation of the Governance Committee, the Board has adopted a written Political Contributions and Public Policy Activities Policy, which provides that:
•
the company and its subsidiaries abide by laws governing political contributions and related activities;

•
the company generally will not make direct political contributions; if the company wants to make direct political contributions, it must get advance approval from the Governance Committee; and

•
employees are forbidden from using company property for political or public policy activities.

The policy is not intended to prohibit the company from participating in trade associations, professional societies, industry groups and other tax-exempt organizations that represent the industries and business communities in which the company operates.
Shareholder Proposals and Nominations
Shareholder proposals intended to be presented at the 2027 Annual Meeting should be sent to our Corporate Secretary at 10400 Clean Street, Eden Prairie, MN 55344. Proposals must be received on or before November 18, 2026, to be eligible for inclusion in the Proxy Statement and form of Proxy relating to that meeting.
Shareholder proposals intended to be presented at the 2027 Annual Meeting but not intended to be included in the Proxy Statement or form of Proxy for the meeting, must be received on or before January 29, 2027. Proxies solicited by the Board for that Annual Meeting will authorize the named Proxies on the Proxy Card to use their discretion in voting the Proxies when any such proposals are presented at the meeting.
If a shareholder wishes to nominate a director, under our Restated Articles of Incorporation, a shareholder of record must submit to the Corporate Secretary a written request that a person’s name be placed in nomination. This request must be received not less than 75 days prior to the date fixed for our annual meeting (which is typically held between the last week of April to the first week of May), along with the written consent of the proposed nominee to serve as a director and such other information required by our Amended & Restated By-Laws. In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than March 1, 2027.
See “Candidates Recommended by Shareholders” for information and requirements on how to recommend a potential director candidate for consideration by the Governance Committee.

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VIEW MATERIALS & VOTE

V87162-P44741

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TENNANT COMPANY

The Board of Directors recommends you vote FOR the following:

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	**Against**	**Abstain**
2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2026.	☐	☐	☐
3. Advisory approval of executive compensation.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SCAN TO VIEW MATERIALS & VOTE TENNANT COMPANY 10400 CLEAN STREET EDEN PRAIRIE, MN 55344-2650 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on April 28, 2026 for shares held directly and by 11:59 P.M. ET on April 24, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TNC2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on April 28, 2026 for shares held directly and by 11:59 P.M. ET on April 24, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V87162-P44741 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY Nominees:ForAgainstAbstain 1a. Carol S. Eicher!!! 1b. Maria C. Green!!! 1c. Donal L. Mulligan!!!

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Form 10-K are available at www.proxyvote.com. V87163-P44741 TENNANT COMPANY ANNUAL MEETING OF SHAREHOLDERS April 29, 2026, 10:30 A.M. CDT THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints David W. Huml and Kristin A. Erickson, and each of them, as Proxies, each with the power to appoint his/her substitute, and hereby authorizes them or either of them to represent and to vote, as designated herein, all the shares of Common Stock of Tennant Company (the "Company") held of record by the undersigned on March 5, 2026, at the Annual Meeting of Shareholders to be held over the Internet at www.virtualshareholdermeeting.com/TNC2026 on April 29, 2026 at 10:30 a.m. (CDT), or any adjournment thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. This Proxy covers all shares for which the undersigned has the right to give voting instructions to Fidelity Management Trust Company, Trustee of the Tennant Company Retirement Savings Plan (090984) ("Plan"). This Proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by April 24, 2026, the undersigned will be treated as directing the Plan's Trustee to vote the shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote. THESE INSTRUCTIONS, WHEN PROPERLY EXECUTED, WILL BE FOLLOWED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED PARTICIPANT. Continued and to be signed on reverse side. See reverse for voting.